EXHIBIT 10.2

LEASE

IIT 1905 RAYMOND AVENUE LLC, LANDLORD

AIR EXPRESS INTERNATIONAL USA, INC. dba DHL GLOBAL FORWARDING, TENANT

Dated as of June 30, 2010

LEASE

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	12.2	Unreasonable Period of Failure	14
	12.3	No Consequential Damages	15
13.	ALTERATIONS AND ADDITIONS BY TENANT; LIENS AND INSOLVENCY		15
	13.1	Alterations and Additions by Tenant	15
	13.2	Liens and Insolvency	15
14.	INSURANCE; INDEMNITY		16
	14.1	Landlord’s Responsibility	16
	14.2	Waiver	16
	14.3	Indemnity	16
	14.4	Tenant’s Insurance	16
	14.5	Landlord’s Insurance	16
	14.6	Proceeds	17
	14.7	Waiver of Subrogation	17
	14.8	Notification of Accidents	17
15.	DESTRUCTION		17
	15.1	Election to Restore	17
	15.2	Rent Abatement	18
	15.3	Repairs to Tenant Installations	18
	15.4	No Compensation	18
	15.5	Common Areas	18
	15.6	Damage at the End of Term	18
16.	CONDEMNATION		18
	16.1	Termination of Lease	18
	16.2	Election of Termination	18
	16.3	Reduction of Rent	19
	16.4	Award	19
	16.5	Landlord Authority	19
17.	ASSIGNMENT AND SUBLETTING		19
	17.1	Landlord Consent Required; Exceptions	19
	17.2	Deemed Assignment	19
	17.3	Recapture	20
	17.4	Additional Requirements; Release	20
	17.5	Assignment with Bankruptcy	20
	17.6	Sale	21
	17.7	Binding	21
18.	DEFAULT		21
	18.1	Definition of Default	21
	18.2	Landlord Default	22
19.	REMEDIES IN DEFAULT		22
	19.1	Landlord Remedies	22
	19.2	Tenant Payment of Costs	22
	19.3	Termination	22
	19.4	No Termination	22
	19.5	Landlord Election to Make Tenant Advances	23
20.	ACCESS		23
21.	SURRENDER OF PREMISES; HOLD-OVER TENANCY		23
	21.1	Surrender of Premises	23
	21.2	Removal of Personal Property	23
	21.3	Removal of Alterations and Tenant Improvements	24
	21.4	Delivery of Keys	24
	21.5	Hold-Over Tenancy	24
22.	COMPLIANCE WITH LAW		24
23.	RULES AND REGULATIONS		25

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24.	PARKING		25
25.	CERTIFICATES		25
26.	SUBORDINATION		25
27.	PERSONAL PROPERTY TAXES		26
28.	NOTICES		26
29.	CONDITION OF PREMISES		26
30.	HAZARDOUS SUBSTANCES		26
	30.1	Tenant Obligations	26
	30.2	Tenant Indemnity	27
	30.3	Landlord Inspection	27
	30.4	Landlord Warranty	27
	30.5	Landlord Obligations	27
	30.6	Environmental Reports	27
	30.7	Survival	28
31.	SIGNS		28
32.	GENERAL PROVISIONS		28
	32.1	Attorneys’ Fees	28
	32.2	Governing Law; Venue	28
	32.3	Cumulative Remedies	28
	32.4	Exhibits; Addenda	28
	32.5	Interpretation	28
	32.6	Joint Obligation	28
	32.7	Late Charges; Interest	28
	32.8	Light, Air, and View	29
	32.9	Measurements	29
	32.10	Abandonment of Premises	29
	32.11	Prior Agreements; Amendments	29
	32.12	Recordation	29
	32.13	Liability	29
	32.14	Severability	30
	32.15	Time	30
	32.16	Waiver	30
	32.17	Force Majeure	30
	32.18	Quiet Enjoyment	30
33.	AUTHORITY OF TENANT		30
	33.1	Tenant as Corporation	30
	33.2	Tenant as Partnership or LLC	30
	33.3	Authority; Binding	31
34.	FINANCIAL STATEMENTS		31
35.	BROKERS		31
36.	COUNTERPARTS		31
37.	FURTHER ASSURANCES		31

Exhibits to this Lease:
Exhibit A-1		Site Plan Showing Premises
Exhibit A-2		Legal Description of Property
Exhibit B		Work Letter
Exhibit C		Tenant’s Insurance
Exhibit D		Parent Guaranty

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LEASE

THIS LEASE, dated as of                     , 2010, is made by and between IIT 1905 RAYMOND AVENUE LLC, a Delaware limited liability company (“Landlord”), and AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation dba DHL GLOBAL FORWARDING (“Tenant”).

1.	Basic Lease Terms. This Section sets forth certain basic terms of this Lease for reference purposes. This Section is to be read in conjunction with the other provisions of this Lease; provided, however, to the extent of any inconsistency between this Section and the other provisions of this Lease, this Section shall control.

Leased Premises (See § 2)

Building:	Raymond Avenue Building

Address:	1905 Raymond Avenue SW Renton, WA 98057-9005

Premises: Approximately 126,660 square feet of rentable area, on 2 floors

Term (See §§ 1A.6, 1A.9, 3 and 4)

Commencement Date: The Closing Date under the Purchase and Sale Agreement (as that term is defined in Section 38, below)

Expiration Date: October 31, 2020

Base Monthly Rent (See § 5)

Commencing on the Commencement Date, Tenant shall pay Base Monthly Rent as follows:

Months	Monthly Rent:
The Commencement Date - July 31, 2010	$25,000
August 1, 2010 - August 31, 2010	$50,000
September 1, 2010 - September 30, 2010	$50,000
October 1, 2010 - October 31, 2010	$50,000
November 1, 2010 - November 30, 2010	$50,000
December 1, 2010 - December 31, 2010	$71,305.81
January 1, 2011 - October 31, 2011	$84,440.00
November 1, 2011- October 31, 2012	$86,128.80
November 1, 2012- October 31, 2013	$87,851.38
November 1, 2013- October 31, 2014	$89,608.40
November 1, 2014- October 31, 2015	$91,400.57
November 1, 2015 October 31, 2016	$93,228.58
November 1, 2016- October 31, 2017	$95,093.15
November 1, 2017- October 31, 2018	$96,995.02
November 1, 2018- October 31, 2019	$98,934.92
November 1, 2019 - October 31, 2020	$100,913.62

Security Deposit (See § 6) $0

Operating Expenses (See § 8)

Tenant’s Share 100.00%

Initial Additional Rent $13,147.00/Mo. (estimate)

Parking (See § 24) 189 spaces

Permitted Use (See § 7) Office and warehouse for airfreight operations and sales, including truck staging, light maintenance and washing of vehicles used in airfreight operations. Uses permitted 24/7.

Addresses for Notices (See § 28; see also § 10.1 of Work Letter)

Landlord:

IIT 1905 RAYMOND AVENUE LLC

c/o IIT Acquisitions LLC

518 17th Street, Suite 1700

Denver, CO 80202

Attn: Tom McGonagle, Chief Financial Officer

With a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202

Attn: Noelle Riccardella, Esq.

Tenant:

DHL Global Forwarding

1210 South Pine Island Road

Plantation, Florida 33324

Attn: Suite 200 Real Estate

With a copy to:

DHL Global Forwarding

1210 South Pine Island Road

Plantation, Florida 33324

Attn: Suite 100 Legal

Brokers (See § 35)

None

1A.	Special Lease Terms. The following additional Lease terms shall apply. To the extent of any inconsistency between this Section 1A and the other provisions of this Lease, this Section 1A shall control.

1A.1	Tenant Improvements. Tenant will construct Tenant Improvements in accordance with the Work Letter attached to this Lease as Exhibit B and the Tenant Improvements Plans developed and approved as described in the Work Letter. The cost of the Tenant Improvements will be covered by Tenant, subject to Section 7.6 of the Work Letter. As provided in detail in the Work Letter, the actual Tenant Improvements Costs in excess of $1,330,000, up to $150,000, shall be Amortized TI Costs. The total amount of Amortized TI Costs will be amortized over the initial Term at the rate of 9% per annum and paid monthly by Tenant as Additional Rent. Actual Tenant Improvement Costs in excess of $1,480,000 will be Tenant’s responsibility.

Tenant will use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements by December 15, 2010.

1A.2	Early Access. Tenant acknowledges that Hunter Douglas Real Property, Inc. (“Hunter Douglas”) has the right to occupy the Premises after the Commencement Date of this Lease pursuant to a lease agreement between Landlord and Hunter Douglas (the “Hunter Douglas Lease”). Tenant acknowledges that its right to possession of the Premises shall be subject to the rights of Hunter Douglas under the Hunter Douglas Lease, and that in no event shall the Hunter Douglas Lease be considered a breach of this Lease. Tenant further acknowledges that it shall commence paying Rent in accordance with the terms of this Lease, notwithstanding Hunter Douglas’ possession of the Premises, and that Tenant shall have no right to terminate this Lease or to receive an abatement of Rent due to Hunter Douglas’ possession of the Premises. Upon Hunter Douglas’ vacation of the Premises, or upon an express agreement between Tenant and Hunter Douglas, Tenant shall have the right to enter the Property and the Premises to begin construction of the Tenant Improvements, in accordance with the Work Letter. If Hunter Douglas has not vacated and surrendered the Premises by September 1, 2010, Landlord will promptly initiate the commercially reasonable legal proceedings to cause the eviction of Hunter Douglas from the Premises, subject to Tenant’s reimbursement of Landlord’s actual and reasonable costs incurred in connection therewith. Any such amounts owed by Tenant shall be Additional Rent. Tenant shall pay such amounts within thirty (30) days of receipt of an invoice from Landlord for the same.

1A.3	Condition of Premises. Notwithstanding Section 29, Landlord will at its sole expense cause the lighting, mechanical and other building operating systems in the Premises to be in good working order by the Commencement Date.

1A.4	Acknowledgment of Hazardous Substances. Landlord hereby acknowledges that Tenant’s use of the Premises involves trucks and other vehicles, using gasoline and other petroleum products, and approves the use of Hazardous Substances in connection with that use, as provided in, and subject to the other requirements of, Section 30.

1A.5	Tenant Exterior Sign. Landlord approves the installation by Tenant of an exterior sign on the Building, provided that the sign and installation thereof meet all applicable local sign ordnances and other legal requirements, as provided in Section 31. Tenant shall install any such sign after the Commencement Date, at Tenant’s sole expense and risk.

1A.6	Early Termination by Tenant. Provided there is no uncured Default by Tenant under this Lease at such time, Tenant shall have a one-time right to terminate this Lease effective at the expiration of the first 60 Months of the Term. This right may be exercised only by written notice by Tenant to Landlord and the payment by Tenant to Landlord of a cancellation fee. The notice must be given and the fee must be paid on or before the expiration of the first 54 Months of the Term. Timely delivery of the written notice together with the fee to Landlord is a condition to Tenant’s right to terminate this Lease. The amount of the cancellation fee shall be $1,210,000. Between the exercise of the termination right and the effective date of termination, Tenant shall continue to pay Rent as before, and all the other provisions of this Lease shall continue to apply. Tenant’s exercise of the right to terminate shall not affect any obligation for Rent, or other obligation of Tenant under this Lease, that accrued before the exercise of the termination right.

1A.7	Option and Right of First Offer. [intentionally omitted]

1A.8	Abatement of Base Monthly Rent. [intentionally omitted]

1A.9	Extension Options.

1A.9.1	Grant of Extension Options. Tenant shall have 2 successive options to extend the Term of this Lease for an additional 3 years each (each, an “Extension Term”). Each such option may be exercised by Tenant only by written notice of exercise to Landlord no earlier than 210 days and no later than 180 days before the expiration of the then-effective Term.

1A.9.2	Effect of Exercise. Upon Tenant’s exercise, all the terms and conditions of this Lease shall apply through the Extension Term, except that (a) Base Monthly Rent at the commencement of the Extension Term shall be equal to 95% of the Fair Market Monthly Rent for the Premises in accordance with Section 1A.9.3, and (b) the Base Monthly Rent shall increase by 2.75% on the expiration of each 12 months of the Extension Term. In no event will the Fair Market Monthly Rent be less than the Base Rent during the last month of the then expiring term. As used in this Section 1A.9, the “Fair Market Monthly Rent” shall mean the prevailing fair market monthly rent during the Extension Term for comparable space located in Kent Valley (“Rent Comparison Area”), and shall take into account the Base Monthly Rent increase as specified above. Upon determination of the Fair Market Monthly Rent, the parties shall execute an amendment to the Lease memorializing the Base Monthly Rent for the Extension Term.

1A.9.3	Determination of Rent for Extension Term.

(a)	Within 20 days of Tenant’s notice of exercise, Landlord shall propose a Base Monthly Rent for the Extension Term. The parties shall negotiate in good faith, but if they do not agree upon the Base Monthly Rent by 30 days after the delivery of Landlord’s proposal, then either party may elect to cause the Base Monthly Rent to be determined by reference to the appraised Fair Market Rent. That election shall be made by notice to the other party, including in the notice the designation of an appraiser. The other party may accept the designated appraiser or designate another appraiser within 10 days of the notice. If it does not designate another appraiser in that period, it shall be deemed to have accepted the first appraiser. If a second appraiser is designated, the two appraisers shall promptly appoint a third appraiser.

(b)	Each appraiser shall determine the Fair Market Rent by reference to all factors deemed appropriate in his or her professional opinion, and notify the parties, within 30 days of the date of appointment of the last appraiser, of Fair Market Rent. The Base Monthly Rent for the Extension Term shall be calculated as provided in Section 1A.9.2 with the Fair Market Monthly Rent determined by the single appraiser or, if there are three appraisers, the mean average of the two closest Fair Market Monthly Rents.

(c)	All appraisers under this appraisal provision shall be independent certified professional MAI appraisers with at least five years’ experience appraising office/warehouse properties within the Rent Comparison Area. If there are three appraisers, each party shall pay for the cost of its designated appraiser and 50% of the cost of the third appraiser. If there is only one appraiser, each party shall pay 50% of the cost of the appraiser.

1A.9.4	No Default. Tenant may not exercise its option to renew the Term at any time in which it is in Default under this Lease and such Default remains uncured. If Tenant becomes in Default under this Lease after exercise of its option to extend the Term but before the commencement of the Extension Term and such Default remains uncured, Landlord may, in addition to its other remedies under this Lease, elect to terminate the extension by notice in writing to Tenant, whereupon the Term shall expire without any extension.

1A.10	Expansion of Office Uses. [intentionally omitted].

1A.11	Flood Insurance Without limiting Section 14.5, Landlord shall continue to carry flood loss insurance for the Building and Property, with the following coverage, or higher coverage: flood damage policy in the amount of $2,000,000 per occurrence and $2,000,000 in the aggregate.

1A.12	Parking. In addition to the right to exclusive parking spaces described in Section 24, Tenant may park trucks and other vehicles used in its airfreight operations at the loading dock areas of the Premises 24/7.

1A.13	Flood Risk. Landlord shall use diligent efforts from and after the date of this Lease to stay informed concerning flood risks related to the Property. Landlord shall have no obligation to implement any mitigation measures that Landlord determines in good faith are financially or physically unfeasible or impracticable. To the extent any loss by flooding during construction of the Tenant Improvements is beyond the reasonable control of Landlord, it shall be a Force Majeure event within the meaning of Section 32.17 of this Lease.

1A.14	Financial Statements. The requirement to deliver financial statements under Section 34 shall not apply to the original Tenant or to any permitted assignee who is an affiliate of the original Tenant.

1A.15

Guaranty. Within 20 days after the execution of this Lease, Tenant’s parent, Deutsche Post, shall execute and deliver to Landlord an absolute and unconditional guaranty of payment (in amount not to exceed $11,095,133.00), of any and all amounts due under this Lease, including to pay or reimburse Landlord for leasing commissions, previously abated Base Rent, and Tenant Improvement Costs, as defined in the Work Letter (“Guaranteed Costs”), whether (i) for excess Tenant Improvement Costs under Section

7.1 of the Work Letter or for Tenant Changes under Section 7.3 of the Work Letter, (ii) through the amortization of such Tenant Improvement Costs into Additional Rent as described in Section 1A.1, (iii) in connection with an early termination by Tenant, as described in Section 1A.6, (iv) in the event Tenant becomes liable for any Guaranteed Costs upon the exercise by Landlord of remedies for any Default by Tenant, or for any other requirement to pay or reimburse Landlord for Guaranteed Costs under this Lease or the Work Letter (“Parent Guaranty”). The guaranty shall be in the form Attached as Exhibit D hereto. No assignment of this Lease, or sublease of all or any portion of the Premises, to an affiliate of Tenant that is permitted under Section 17 shall affect the continuing effectiveness of the Parent Guaranty. If the Parent Guaranty is not delivered as required by the expiration of 40 days after the mutual execution of this Lease, Landlord shall have the option to terminate this Lease at any time thereafter until the Parent Guaranty is provided.

2.	Premises. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the Premises shown on the site plan attached as Exhibit A-1 and consisting of approximately the square feet designated in Section 1, which is 100% of the rentable area of the Building The Building is located on the real property described on Exhibit A-2 (“Property”). Tenant shall also have the exclusive right to use the parking areas described in Section 24 and as provided in Section 24. Tenant shall also have the exclusive right to use the loading dock areas of the Building. Notwithstanding the foregoing, Landlord’s obligation to lease the Premises to Tenant and Tenant’s obligation to lease the Premises from Landlord shall be contingent upon Landlord acquiring title to the property on or prior to the Commencement Date.

3.	Term.

3.1	Commence. The term of this Lease (“Term”) shall commence on the Commencement Date set forth in Section 1.

3.2	Expire. The Term shall expire on the Expiration Date set forth in Section 1, subject to Section 4, unless sooner terminated or extended as provided in this Lease.

4.	Tenant Improvements; Early Possession; Delayed Delivery of Possession.

4.1	Tenant Improvements. Any initial improvements to or construction on the Premises to prepare the Premises for Tenant shall be carried out in accordance with the Work Letter attached as Exhibit B and the Tenant Improvements Plans developed and approved as described in the Work Letter. As used herein, “Tenant Improvements” shall be as defined in the Work Letter.

4.2	Early Occupancy. [omitted—see Section 1A.2]

4.3	Landlord Delay. [intentionally omitted]

4.4	Tenant Delay. [intentionally omitted]

5.	Rent.

5.1

Rent. Beginning on the Commencement Date and throughout the Term, Tenant shall pay to Landlord the Base Monthly Rent specified in Section 1 and the Additional Rent as set forth in Section 8 and elsewhere in this Lease (the Base Monthly Rent and the Additional Rent are collectively referred to as “Rent”). Rent shall be paid in advance, first on or before the Commencement Date and thereafter on the first day of each calendar month of the Term. Rent for any period during the Term that is for less than one month shall be prorated for the actual number of days in such period. For purposes of determining when any adjustments in Base Monthly Rent set forth in Section 1 occur, the first full calendar month of the Term shall be Month 1.

5.2	Manner of Payment. Rent shall be paid without prior notice, demand, set off, counterclaim, deduction or defense and, except as otherwise expressly provided in this Lease, without abatement or suspension. All Rent shall be paid to Landlord at the address for notices set forth in Section 1, in lawful money of the United States of America, or to such other person or at such other place as Landlord may from time to time designate in writing.

6.	Prepaid Rent and Security Deposit.

[omitted]

7.	Use of Premises.

7.1	Use. Tenant shall use the Premises only for the purpose set forth in Section 1. The Premises may not be used for any other purpose without Landlord’s written consent. Tenant is responsible for determining that the purpose set forth in Section 1 is permitted as of the date hereof under the applicable laws, regulations and codes governing zoning, land use and similar matters affecting the Building and the Property. Landlord represents and warrants that to Landlord’s actual knowledge without inquiry or investigation, Tenant’s use of the Premises as set forth in this Section 7.1 is permitted under all applicable laws (including without limitation any zoning or general or specific plan restrictions).

7.2	Prohibited Uses. Tenant shall not do or permit anything to be done in or about the Premises, Building or Property or bring or keep anything therein which will in any way increase the cost of or affect any fire or other insurance upon the Building or Property or any part thereof or any of its contents, or cause cancellation of any insurance policy covering the Building or Property or any part thereof or any of its contents.

7.3	No Nuisance. Tenant shall not commit or suffer to be committed any waste, damage or nuisance in or upon the Premises, Building or Property. Tenant shall not do or permit anything to be done in or about the Premises, Building or Property that will obstruct or interfere with the rights of adjacent owners and occupants or injure them or their property, or use or allow the Premises, or exclusive parking areas to be used for any unlawful purpose. Tenant shall not, without the prior written consent of Landlord, which consent Landlord may withhold in its sole, reasonable discretion, use any apparatus, machinery or device in or about the Premises, Building or Property which will cause any substantial noise or vibration. Tenant shall not place any boxes, cartons or other rubbish in the Building, or Property. Tenant shall use due care in the use of the Premises and of the Building, and Property, and shall not neglect or misuse water fixtures, electric lights and heating and air-conditioning apparatus.

7.4	Outside Storage. Provided such use does not violate any applicable laws or the requirements of any insurer, Tenant shall be permitted to store materials, equipment and vehicles outside the Premises and Building at the space shown on Exhibit A-1 at all times. Such storage shall be at Tenant’s sole risk and expense. Tenant shall keep all such storage areas in a neat, clean and safe condition at all times.

8.	Additional Rent for Operating Expenses.

8.1	Tenant Payment. Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Share, as set forth in Section 1 and Section 8.2, of all Operating Expenses. Tenant’s payment of Additional Rent shall be made in the same manner as Base Monthly Rent. Notwithstanding the foregoing, for the period beginning on the Commencement Date and ending on December 15, 2010, Tenant shall receive a credit against Tenant’s Share of Operating Expenses equal to the amount of rent received by Landlord from Hunter Douglas pursuant to the lease governing Hunter Douglas’ rights to occupy the Premises following the Commencement Date.

8.2	Tenant’s Share. Tenant’s Share shall be 100%.

8.3	Definitions.

8.3.1

Definition of Operating Expenses. “Operating Expenses” means all expenses and charges incurred by Landlord in the operation and maintenance of the Building and Property including without limitation the following costs by way of illustration: (i) all real property taxes, assessments and other general or special charges assessed or imposed during the Term by any public, governmental or quasi-governmental authority against the real or personal property included in the Building or the Property, including without limitation Landlord’s personal property used in the maintenance, repair or operation of the Building or the Property, or any other tax on the leasing of the Building or on the rents from the Building; provided (a) such taxes and/or assessments shall be prorated on a per diem basis for any portion of the Term that occurs during a partial tax year, and (b) Tenant shall not be responsible for any (A) estate, inheritance, income or transfer taxes on Landlord, (B) the cost of any challenge to taxes unless such challenge results in a verifiable tax savings to Tenant, or (C) any tax penalties assessed due to any action or inaction by Landlord or its employees, agents or contractors (collectively “Tax Costs”); (ii) any and all assessments Landlord must pay for the Building or Property pursuant to the CC&Rs, any transportation or any other improvement monitoring or management plan, or any other covenant, condition or reciprocal easement agreements; (iii) electricity, gas and similar energy sources, refuse collection, water, sewer and other utilities services for the Building and the Property to the extent not paid by directly Tenant (collectively, “Common Utilities Costs”) (iv) annual inspection fees, property management fees paid to independent or affiliated contractors or to Landlord; provided such fees are not more than 2% of the Base Rent payable hereunder, and out of pocket legal, accounting and other professional expenses; (v) janitorial, cleaning, window washing, painting and refuse removal; (vi) all costs of improvements or alterations to the Building and Property required by Laws coming into effect after the Commencement Date (collectively, “Required Improvement Costs”) (vii) all premiums and deductibles for liability, property damage, casualty (including earthquake, flood, terrorism and other special coverages), automobile, garage keeper’s, rental loss compensation or other insurance that may be maintained by Landlord for the Building or Property in accordance with the requirements, and subject to the limitations set forth in Section 14 of this Lease (“Insurance Costs”); (viii) the cost of replacement of any Building equipment or elements needed to operate the Building at the same quality levels as prior to the replacement; (ix) air conditioning, heating, ventilating, plumbing, electrical system, elevator maintenance supplies, materials, equipment and tools; (x) the repair of the air conditioning, heating, ventilating, plumbing, electrical systems and elevators of the Building; (xi) maintenance costs, including payroll expenses, rental of personal property used in maintenance and all other upkeep of parking, including cleaning, snow and ice removal, landscaping and lighting; (xii) costs and expenses of repairs, resurfacing, reroofing, repainting, and similar items, (xiii) costs and expenses associated with security and monitoring; (xiv) costs incurred in the management of the Building and Property (including supplies, wages and salaries of employees used in the management, operation and maintenance thereof below the grade of Property Manager, and payroll taxes and similar governmental charges with respect thereto); (xv) all license and permit fees; and (xvi) any other expense or charge whether or not described above that in accordance with commercially reasonable accounting and management practices is properly an expense of maintaining, operating or repairing the Building or the Property, subject to the exclusions and limitations set forth in this Lease. Operating Expenses shall not include depreciation on the Building or equipment therein, real estate brokers’ commissions, and costs or expenses for which Landlord is reimbursed or indemnified by an insurer, condemnor, tenant or otherwise. Landlord shall not collect more than 100% of Operating Expenses and shall not recover any item of cost more than once.

Notwithstanding the foregoing in Section 8.3.1, or anything else in this Lease to the contrary, “Operating Expenses” shall expressly exclude the following: (1) any costs associated with Landlord’s maintenance and repair responsibilities that Landlord and Tenant have expressly agreed are Landlord’s sole responsibility to pay for under the Lease; (2) the cost of tenant improvements made for new tenant(s) of the Building; (3) financing or refinancing costs, including interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building; (4) salaries and fringe benefits for officers, employees (above the position of Building manager) and executives; (5) any management or administrative fee in excess of the amount set forth above; (6) any ground lease rental or charges; (7) any (i) estate, inheritance, income or transfer taxes on Landlord, (ii) the cost of any challenge to taxes unless such challenge results in a verifiable tax savings to Tenant, or (iii) any tax penalties assessed due to any action or inaction by Landlord or its employees, agents or contractors; (8) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital repair, replacement, improvement or equipment under commercially reasonable accounting principles consistently applied or otherwise; (9) costs incurred by Landlord that Landlord is or has the right to be reimbursed for by insurance proceeds or third parties, unless Landlord reasonably concludes in any such case that collection efforts would not be cost-effective; (10) marketing costs, including without limitation, leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with Tenant or present or prospective tenants or other occupants of the Building; (11) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building; (12) costs incurred by Landlord due to a violation of laws or recorded covenants by Landlord or its employees, agents or contractors, or by any other tenant of the Building; (13) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building or Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (14) any costs incurred in connection with upgrading the Building or Property to comply with recorded covenants, the recommendations of any insurance company, or life, fire and safety codes, ordinances, statutes or other laws, including, without limitation, the ADA, all as in existence as of the Commencement Date, including penalties or damages incurred due to such non-compliance, except to the extent Tenant has expressly agreed to incur all or a portion of such costs pursuant to the terms of this Lease; (15) costs arising from the sole or gross negligence or willful misconduct of Landlord or its employees, or agents; (16) any and all costs arising from the presence of hazardous materials or substances (as defined by applicable laws in effect on the date this Lease is executed) in or about the Premises, Building, or Property, not placed in such by Tenant or its employees, agents or contractors, including without limitation costs incurred in connection with any environmental investigation, clean-up, response action, or remediation, and costs and expenses associated with the defense, administration, settlement, monitoring or management thereof; (17) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, including general corporate overhead, accounting and legal matters, the costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or Project, any “in-house” legal and/or accounting fees, costs of any disputes between Landlord and its employees or agents; (18) reserves of any kind; and (19) any other expenses which, in accordance with commercially reasonable accounting principles, consistently applied, would not normally and customarily charged as common area maintenance expenses or “triple-net” expenses by landlords of comparable buildings in the Renton, Washington warehouse and industrial market area.

8.3.2	Definition and Treatment of Capital Improvements. The cost of any Capital Improvement included in Operating Expenses pursuant to this Lease shall be amortized over the useful life of the Capital Improvement with interest accruing on the unamortized balance at the prime rate then in effect at the Seattle Head Office of Bank of America or its successors, or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of paying for such Capital Improvement. As used herein, the term “Capital Improvement” shall mean the addition or replacement of any component or element of the Building, including replacement of the roof membrane, generators, parking and driving areas relating to the Building, electrical, lighting, plumbing, life-safety/sprinkler, or HVAC systems in the Premises, all to the extent treated as a capitalized cost rather than an operating expense under accounting practices (including without limitation commercially reasonable accounting principles, consistently applied) that are customary in the Renton, Washington warehouse and industrial market area. Notwithstanding the foregoing or anything else contained in this Lease, if Landlord elects to replace the roof membrane prior to the fifth anniversary of the Commencement Date, any amortized cost of such replacement attributable to the portion of the Term prior to the fifth anniversary of the Commencement Date shall be the sole responsibility of Landlord.

8.3.3	Landlord’s Responsibility for Structural Repairs. Subject to Section 10.5, Landlord shall be responsible at its sole cost and expense for any (a) repairs and maintenance of the roof membrane and roof drainage systems and (b) repairs or replacement of the structural portions of the Building, including the roof structure, the roofing system (excluding replacement of the roof membrane), underground plumbing and other underground utility systems, foundation, bearing and exterior walls, and subflooring, and the cost of such repairs or replacements shall not be included in Operating Expenses.

8.3.4	Tenant Responsibility for Defects in Tenant Improvement Work. Notwithstanding Sections 8.3.2 and 8.3.1 or anything else contained in this Lease, Landlord shall not be responsible for any failure for the construction of the Tenant Improvements to comply with the terms of the Work Letter attached hereto as Exhibit B or for any defects in construction materials or workmanship in connection with the Tenant Improvements.

8.3.5	Cap on Increases. In each calendar year after the first full calendar year of the initial Term of the Lease, Controllable Operating Expenses (defined below) shall not increase by more than 3% over those same Operating Expenses in the immediately preceding calendar year. As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for (i) Common Utilities Costs, (ii) Tax Costs, (iii) Required Improvement Costs, (iv) Landlord’s Insurance Costs and (v) any other costs beyond the reasonable control of Landlord (e.g. excessive snow removal); to the extent (i) - (iv) are included in the definition of Operating Expenses.

8.4	Determination of Operating Expenses. Prior to each January 1 of the Term, Landlord shall furnish Tenant a written statement of the estimated monthly Tenant’s Share of Operating Expenses for the coming calendar year. The estimated monthly Tenant’s Share of Operating Expenses for the period before the first January 1 after the Commencement Date is set forth in Section 1. Landlord may, by written notice to Tenant, revise its estimate of Tenant’s Share of Operating Expenses from time to time.

8.5	Reconciliation. Within 90 days after each January 1 during the Term, or as soon thereafter as practicable, Landlord shall deliver to Tenant a written statement setting forth the actual Operating Expenses and Tenant’s Share thereof during the preceding calendar year (or portion of such calendar year after the Commencement Date). To the extent Tenant’s Share of such actual Operating Expenses exceeded the estimated Tenant’s Share thereof paid by Tenant, Tenant shall pay such excess as Additional Rent to Landlord within 30 days after receipt of such statement by Tenant. To the extent Tenant’s Share of such actual Operating Expenses was less than the estimated Tenant’s Share thereof paid by Tenant, Tenant shall receive a refund.

8.6	Upon Lease Termination. If this Lease shall expire or otherwise terminate other than on a December 31, Landlord may in its discretion make a special determination of Tenant’s Share of actual Operating Expenses for the partial calendar year ending on the date of such expiration or other termination, or may defer such determination until its usual reconciliation of Operating Expenses for the Building for the entire calendar year. The excess actual Tenant’s Share for such partial calendar year shall be paid by Tenant to Landlord, or the excess estimated Tenant’s Share already paid by Tenant shall be paid by Landlord to Tenant, as the case may be, within 15 days of such determination, which shall be reasonable.

8.7

Tenant Review of Operating Expenses. Tenant shall have the right to review and audit Landlord’s calculation of Operating Expenses, as provided in this Section 8.7. Tenant may exercise this right as to the Operating Expenses covered by reconciliation under Section 8.5 by giving notice to Landlord within 120 days after receipt of the reconciliation. The review shall be conducted at Tenant’s expense. Landlord shall cooperate with Tenant and its representatives in the review, which shall include making available, at Landlord’s office where its bills and records are kept, such information used in the Operating Expense calculation as Tenant reasonably requests. Tenant may make copies of any such information, at Tenant’s sole expense. Tenant’s representatives may include an independent accountant or other operating expense professional, provided that such accountant’s or other professional’s compensation is not contingent on the results of the review. Landlord shall be entitled to a complete copy of any report prepared by or for Tenant in the review, within 10 business days after Tenant receives the report. To the extent that the review demonstrates that Tenant has overpaid Operating Expenses in the covered period, Tenant will be entitled to a credit against future Operating Expenses, except if the Lease has terminated or expired, then Landlord shall pay such amount to Tenant within 30 days, or to a cash payment within 30 days, if future Operating Expenses will be insufficient to cover the overpayment. To the extent the review demonstrates that Tenant has underpaid Operating Expenses, Tenant shall pay Landlord the amount of the underpayment within 30 days. If such audit discloses a overcharge in excess of 5% of the annual total, Landlord shall reimburse Tenant for the reasonable costs of the audit. Any disagreement among the parties about the results of the review that they are unable to resolve themselves shall be submitted to an independent certified public accountant selected by mutual agreement of the parties, whose decision shall be binding. The fees of the accountant shall be borne 50% by each party, or in such other percentages as the accountant determines is fair under the circumstances. The obligations of the parties under Section 8.7 shall survive the termination of this Lease.

9.	Intentionally Deleted.

10.	Maintenance and Repair Responsibility.

10.1	Landlord’s Maintenance Obligations. Subject to Sections 8.3, 10.3, 10.5 and 15, Landlord shall maintain and keep in good condition, repair and replace throughout the Term the following elements of the Premises and the Building, in a manner and at a level of quality that is consistent with comparable buildings in the area, and except for the elements for which maintenance or repair is expressly allocated to Tenant (“Maintenance Obligations”): (a) the exterior walls and foundation and other structural elements of the Building, (b) exterior doors and windows; (c) the slab and floor, (d) the roof structure and roof membrane and other elements of the roof system, including gutters, downspouts and other drainage elements; (e) all utility lines and equipment serving the Property, up to the point of connection with the Premises; (f) life safety, lighting, electrical, plumbing, security and HVAC and generator systems in the Property and Premises, except to the extent regular maintenance of the same inside the Premises is the responsibility of Tenant; (g) all parking areas and drives and landscaping. Except as otherwise expressly provided in this Lease, all costs and expenses incurred by Landlord in performing the Maintenance Obligations shall be considered Operating Expenses.

Landlord shall proceed diligently to perform its Maintenance Obligations. Tenant shall provide written notice to Landlord specifying any Maintenance Obligation which Landlord has failed to perform. Landlord shall thereafter have thirty (30) days to perform such Maintenance Obligation, or 48 hours in the event of an emergency, (provided if such work reasonably takes longer than thirty (30) days or 48 hours to complete, as the case may be, Landlord shall not be in default hereunder if Landlord has commenced performance within the thirty (30) day period or such 48-hour period and at all times thereafter proceeds diligently to complete its obligations). If Landlord fails to perform the Maintenance Obligations within the time period set forth in this Section 10.1, then Tenant shall have the right (but shall not have the obligation), to undertake to perform the Maintenance Obligation, at Landlord’s cost. For the purposes of this Section 10.1, an “emergency,” is defined as an event which threatens the safety and/or well-being of the occupants of the Premises or is likely to materially damage Tenant’s property located within the Premises. Tenant shall keep detailed records of the costs it incurs in performing any such Maintenance Obligation, and Landlord shall reimburse Tenant for the same within 30 days of Tenant’s request for reimbursement, which request shows the costs incurred and evidence of payment thereof in reasonable detail. To the extent Landlord fails to reimburse Tenant when and as required by this Section 10.1, Tenant shall have the right to offset the amount of the reimbursement to which it is entitled against Base Monthly Rent, provided (a) the amount offset against Base Monthly Rent in any month shall not exceed 20% of the Base Monthly Rent payable for such month, and (b) any offset amounts in excess of the 20% cap described in clause (a) above shall bear interest from the date such amounts would have been reimbursable to Tenant until fully paid at the per annum rate of eight and one half percent (8.5%), which amounts, including such interest, Tenant shall have the right to offset against subsequent Base Monthly Rent payments until all such amounts, including all interest accrued thereon, have been fully reimbursed to Tenant.

10.2	Janitorial Service. Janitorial service is not part of the Maintenance Obligations under this Lease.

10.3	Tenant’s Maintenance Obligations. In addition to its maintenance and repair obligations elsewhere in this Lease, Tenant shall keep the Premises neat and clean and in good condition and repair, ordinary wear and tear excepted. This includes specifically without limitation (a) maintenance, repair and replacement of the loading dock doors and equipment, (b) regular maintenance of and minor repair of utility lines within the Premises, and all related plumbing, lighting HVAC and other fixtures and other equipment within the Premises, (c) maintenance, repair and replacement of all interior windows and doors, and cleaning of parking stalls and truck parking areas.

10.4	No Obligation For Alteration. Except as specifically provided elsewhere in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof. Tenant affirms that Landlord has made no representations to Tenant about the condition of the Premises or the Building, except as specifically herein set forth.

10.5	Landlord or Tenant Caused. To the extent that the need for maintenance and repairs to the Premises or Building or the Property is caused by the act, neglect, fault, or omission of any duty by either party, its agents, servants, employees, or invitees, and is not ordinary wear and tear, such party shall pay for the costs of such maintenance and repairs.

11.	Utilities.

11.1	Furnishing of Utilities. Provided that Tenant is not in Default under this Lease, Landlord shall arrange to be furnished to the Premises lines for water, electricity, telephone, gas, and sanitary sewer. Tenant shall pay before delinquency all charges for water, gas, heat, electricity, power, telephone service, sewer service charges, and other utilities or services charged or attributable to the Premises. If any of the foregoing are billed to Landlord and are not separately billed to the Premises, the amount thereof shall be included in Operating Expenses.

11.2	Additional Services. [omitted].

11.3	After Hours. [omitted]

11.4	Landlord’s Restoration Obligation. In the event of any failure or interruption of utilities due to damage to the utility lines and equipment serving the Property, up to the point of connection with the Premises, that is caused by the negligent acts or omissions of Landlord or its employees or agents (“Utility Interruption”), upon receiving notice of the Utility Interruption from Tenant, Landlord shall use commercially reasonable efforts to cause, at Landlord’s sole cost and expense, such utility service to be restored promptly (“Restoration Obligation”). In the event any such failure or interruption of utilities is caused by the negligent acts or omissions of Tenant or its employees or agents, Tenant shall be responsible, at its sole cost and expense, for restoring such utility service.

11.5	Telecommunications Providers. Tenant acknowledges that any provision of telecommunications, data transmission and office automation services, equipment and systems by a third party provider, its agents, affiliates and successors, that has a right, whether exclusive or not, to provide such services to the Premises or Building or Property (each, a “Telecommunications Provider”) is separate and distinct from this Lease and that Landlord has no duty of performance concerning the provision of services by a Telecommunications Provider. Tenant hereby agrees to look solely to the Telecommunications Provider for any failure in the provision of services provided by such Telecommunications Provider. Landlord will cooperate in good faith with any such effort by Tenant.

12.	Limits on Landlord’s Liability. Landlord’s liability with respect to its Maintenance Obligations and Restoration Obligations and with respect to Utility Interruptions is subject to the following limitations:

12.1	Circumstances Beyond Control. Landlord shall not be liable for any failure of its Maintenance Obligations or Restoration Obligations or for any Utility Interruption when caused by (i) strikes, lockouts or other labor disturbance or labor dispute of any character, (ii) governmental regulation, moratorium or other governmental action, (iii) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel from the providers thereof, (iv) acts of God or (v) any other cause beyond Landlord’s reasonable control. Notwithstanding the foregoing or Section 11.4, Landlord shall use commercially reasonable efforts to fully restore or cause the utility provider to fully restore any Utility Interruption to the Premises; provided, however, that any costs incurred by Landlord in connection therewith shall be Operating Expenses payable by Tenant in accordance with Section 8.1 and provided further than Landlord’s failure to perform this obligation shall not be considered a Landlord default under the Lease, and instead Tenant’s sole and exclusive remedy in such event shall be to exercise the rights afforded to Tenant in Section 12.2, below.

12.2

Unreasonable Period of Failure. If Landlord fails to perform any Restoration Obligation, and such failure lasts for greater than forty-eight (48) hours after Landlord receives written notice from Tenant identifying the specific Restoration Obligation that Landlord needs to perform, and Landlord is not responding as required under Sections 11.4 and 12.1, then Tenant shall have the right, 5 days after notice to Landlord (but only 48 hours in the event of an emergency that threatens the safety of occupants of the Premises or prevents or substantially impairs Tenant’s ability to operate in the Premises) to undertake to perform the Restoration Obligation, at Landlord’s cost. Tenant shall keep detailed records of the costs it incurs in so doing, and Landlord shall reimburse Tenant for the same within 30 days of Tenant’s request for reimbursement, which request shows the costs incurred and evidence of payment thereof in reasonable detail. To the extent

Landlord fails to reimburse Tenant when and as required by this Section 12.2, Tenant shall have the right to offset the amount of the reimbursement to which it is entitled against Base Monthly Rent, provided (a) the amount offset against Base Monthly Rent in any month shall not exceed 20% of the Base Monthly Rent payable for such month, and (b) any offset amounts in excess of the 20% cap described in clause (a) above shall bear interest from the date such amounts would have been reimbursable to Tenant until fully paid at the per annum rate of eight and one half percent (8.5%), which amounts, including such interest, Tenant shall have the right to offset against subsequent Base Monthly Rent payments until all such amounts, including all interest accrued thereon, have been fully reimbursed to Tenant.

12.3	No Consequential Damages. Landlord shall not be liable for any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements in or to any portion of the Building, the Premises, or the Property, or to fixtures, appurtenances, and equipment therein, or from a Utility Interruption. Without limiting the generality of this Section 12.3, in no event shall Landlord have any liability for consequential damages resulting from any Utility Interruption or any act or omission of Landlord related to its Maintenance Obligations or Restoration Obligations, even if Landlord has been advised of the possibility of such consequential damages.

13.	Alterations and Additions by Tenant; Liens and Insolvency.

13.1	Alterations and Additions by Tenant. Tenant shall not make any improvements or alterations to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Alterations to the interior of the Premises costing less than $25,000 per instance which do not affect the Building systems or structure and do not penetrate the roof structure or membrane shall not require Landlord’s consent; provided Tenant gives Landlord written notice of such Alterations before commencing any work. Any Alterations by Tenant shall be done, at Tenant’s expense, in conformity with plans and specifications approved by Landlord, by contractors approved by Landlord, (provided, that Landlord may require that such Alterations be performed by Landlord’s employees or contractor(s) employed by Landlord) and subject to Landlord’s reasonable rules and regulations regarding such construction. All Alterations performed shall be done lien-free in a workmanlike manner and shall become the property of Landlord. Landlord shall have the right to post and record a notice of non-responsibility of work being performed by Tenant within the Premises as permitted by law. Tenant shall give Landlord prompt written notice of the commencement of any Alterations. Notwithstanding anything contained in the Lease to the contrary, any work performed by Tenant shall be at the election of Tenant and shall not be a requirement of Landlord hereunder. Any liens for unpaid work or materials supplied to the premises shall be a lien on Tenant’s leasehold estate and shall not be a lien against Landlord’s fee interest in the Property.

13.2	Liens and Insolvency. Tenant shall keep the Premises, Building and Property free from any liens arising out of any work performed, materials ordered or obligations incurred by Tenant. Landlord shall have the right at all reasonable times to post on the Premises any notices which it deems necessary for its protection from such liens. If such liens are filed unless such liens are removed or bonded around to Landlord’s satisfaction within 14 days of Landlord’s notice to Tenant, Landlord may, without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any of its obligations hereunder, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord on demand, any reasonable sum paid by Landlord to remove such liens, together with interest at the rate specified in Section 32.7.

14.	Insurance; Indemnity.

14.1	Landlord’s Responsibility. The exculpation, release and indemnity provisions of Sections 14.2 and 14.3 shall not apply to the extent the subject claims thereunder were caused by Landlord’s or its employees’, agents’, or contractors’ gross negligence or willful misconduct. In no event shall Landlord be liable to Tenant for consequential damages.

14.2	Waiver. The waiver by either party of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision contained in this Lease, nor will any custom or practice which may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of both parties to insist upon the performance by the other party of all such agreements, conditions or obligations in strict accordance with the terms of this Lease.

14.3	Indemnity. Except to the extent due to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors, or Landlord’s failure to perform its obligations hereunder, Tenant shall indemnify and defend (using legal counsel acceptable to Landlord) Landlord and hold Landlord harmless, from and against any and all loss, cost, damage, claim, judgment, liability and expense (including reasonable attorneys’ fees) whatsoever that may arise out of or in connection with the occupation, use or improvement of the Premises, the Building or the Property by Tenant or Tenant’s employees, agents or contractors, or Tenant’s breach of its obligations under this Lease. Except to the extent due to the gross negligence or willful misconduct of Tenant or its employees, agents or contractors, or Tenant’s failure to perform its obligations hereunder, Landlord agrees to protect, defend, indemnify, and hold Tenant harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), that may at any time be asserted against Tenant by any person as a result of the negligent acts or omissions of Landlord or its employees, agents or contractors in on or about the Premises, or Landlord’s failure to perform its Lease obligations. The provisions of this Section 14.3 shall survive the expiration or termination of the Term. Solely for the purpose of giving effect to the foregoing indemnification obligation, Tenant hereby waives its immunity as an employer under the Washington Industrial Insurance Act, Title RCW 51. Tenant acknowledges that this waiver was specifically negotiated. This waiver is not for the benefit of any of Tenant’s employees or third parties unrelated to Landlord.

14.4	Tenant’s Insurance. Tenant shall procure and maintain throughout the Term at Tenant’s expense insurance meeting the requirements of Exhibit C, and shall otherwise comply with its obligations under Exhibit C.

14.5

Landlord’s Insurance. During the Term, Landlord shall maintain Property Insurance written on a Special Form (formerly known as “all risk”) basis covering the Building, including the initial Tenant Improvements (excluding, however, Tenant’s furniture, equipment and other personal property and Alterations), against damage by fire and standard extended coverage perils and with vandalism and malicious mischief endorsements, and, at Landlord’s option, rental loss coverage and earthquake damage coverage, and such additional coverage as may be required by Landlord’s mortgagee or that may be carried by a prudent owner of a similar building in King county. Landlord shall also carry commercial general liability and commercial automobile liability insurance in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building in King County. At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects. Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or Landlord’s mortgagee or may reasonably determine is advisable. The premiums for the insurance obtained by Landlord pursuant to this Section 14.5 (including reasonable deductibles for any claims not arising due to the acts or omissions of Landlord or its employees, agents, or contractors) shall be included in Operating Expenses.

14.6	Proceeds. The proceeds of any insurance policies maintained by or for the benefit of Landlord shall belong to and be paid over to Landlord. Any interest or right of Tenant in any such proceeds shall be subject to Landlord’s interest and right in such proceeds.

14.7	Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Tenant waives its right of recovery, claims, actions, or causes of action against Landlord for loss or damage to the Premises, Building, or Property or any personal property of Tenant, for maintenance and repair obligations of Tenant pursuant to Section 10.5, and for loss of income to the extent the same is actually covered by the insurance policies maintained by Tenant or would have been covered if Tenant had maintained the insurance policies required of Tenant under this Lease. Anything in this Lease to the contrary notwithstanding, Landlord waives its right of recovery, claims, actions, or causes of action against Tenant for loss or damage to the Premises, Building, or Property or any personal property of Landlord, for maintenance and repair obligations of Landlord pursuant to Section 10.5, and for loss of income to the extent the same are actually covered by insurance policies maintained by Landlord. The effect of these waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable to that insurance. Each party shall arrange for its property damage insurance carrier to waive any right of subrogation that the carrier may have against the other party, so long as the insurance is not invalidated thereby.

14.8	Notification of Accidents. Tenant shall promptly notify Landlord of any casualty or accident occurring in or about the Premises.

15.	Destruction.

15.1

Election to Restore. If the Premises or the Building is destroyed by fire, flood, earthquake, windstorm, the elements, casualty, accident, war, riot, public disorder, acts authorized or unauthorized by the government or any other cause or happening or other casualty to the extent that they are untenantable in whole or in part, then Landlord shall have the right but not the obligation to proceed with reasonable diligence to rebuild and restore the Premises or the Building or such part thereof. Landlord shall within 60 days after receipt of written notice of such destruction or injury notify Tenant whether Landlord intends to rebuild, including Landlord’s estimate of the required length of time to rebuild. If in Landlord’s reasonable estimate more than 120 days will be required to rebuild from the date of destruction, Tenant shall have the right to terminate this Lease by written notice to Landlord given within 30 days after Landlord’s notice. If Landlord elects to rebuild and Tenant does not exercise its right to terminate the Lease under the preceding sentence, this Lease shall continue. During the restoration period, Landlord shall use commercially reasonable efforts to provide Tenant with any temporary accommodations or services that Tenant may require to continue operating at the

Premises, including without limitation, temporary truck access and utility services, if needed. If Landlord fails to notify Tenant within such 60-day period that Landlord will rebuild, then this Lease shall terminate as of the end of such period.

15.2	Rent Abatement. Rent shall be abated in its entirety during the restoration period unless Tenant is able to conduct limited operations on a portion of the Premises, in which case Rent shall be abated proportionally in the same proportion as the rentable floor area of the Premises which Tenant is unable to use to conduct its business bears to the total rentable area of the Premises from the date of the casualty until the restoration has been substantially completed. Notwithstanding the foregoing, if in Tenant’s reasonable opinion (taking into account its ability to process the volume of cargo needed to meet its published customer standards) Tenant is unable to use the Premises to conduct its business during the restoration period, and Tenant does in fact cease operating at the Premises during the restoration period, then Rent shall be abated in its entirety until the restoration of the Premises has been completed or Tenant resumes operating at the Premises, whichever occurs first.

15.3	Repairs to Tenant Installations. Landlord shall not be required under this Section 15 to repair, rebuild or replace any Alterations installed by Tenant under Section 13, or any panels, decoration, office fixtures, paintings, wall coverings, floor coverings, or any other improvements to the Premises installed by Tenant. If Landlord repairs or rebuild the Premises under Section 15.1, Tenant shall repair or rebuild such installations. The initial Tenant Improvements to be constructed by Landlord for Tenant in accordance with the Work Letter shall be included in Landlord’s repair, rebuilding or replacement work when required under this Section 15.

15.4	No Compensation. Except for the abatement of Rent under Section 15.2, Tenant shall not be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises, the property of Tenant, or any inconvenience, annoyance or business interruption occasioned by any damage, casualty, repair, reconstruction or restoration covered by this Section 15.

15.5.	Intentionally Deleted.

15.6	Damage at the End of the Term. If the casualty occurs during the last 180 days of the Lease Term (as it may have been extended by Tenant’s notice as provided in this Lease) and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred. Landlord shall give such election in the restoration notice, and Tenant must give such election within thirty (30) days after receipt of the restoration notice.

16.	Condemnation.

16.1	Termination of Lease. If all or part of the Premises are taken under power of eminent domain, or sold under the threat of the exercise of said power, this Lease shall terminate as to the part so taken as of the date the condemning authority takes possession.

16.2	Election of Termination. If more than 25% of the floor area of Premises is taken by condemnation, or the condemnation impacts any portion of the Property, including without limitation the Premises, parking areas, and driveways, and will have a material adverse impact on Tenant’s access to or ability to operate in the Premises, Landlord or Tenant may, by written notice to the other within ten (10) business days after receipt of written notice of such taking, terminate this Lease as to the remainder of the Premises as of the date the condemning authority takes possession.

16.3	Reduction of Rent. If Landlord or Tenant does not so terminate, this Lease shall remain in effect as to such remainder, except that the Rent shall be reduced in the proportion that the rentable floor area taken bears to the original rentable total floor area. However, if circumstances make abatement based on floor area unreasonable, the Rent shall abate by a reasonable amount to be determined by Landlord. In the event that neither Landlord nor Tenant elects to terminate this Lease, Landlord’s responsibility to restore the remainder of the Premises shall be limited to the amount of any condemnation award allocable to the Premises, as determined by Landlord.

16.4	Award. Any award for the taking of all or part of the Premises under the power of eminent domain, including payment made under threat of the exercise of such power, shall be the property of Landlord, whether made as compensation for diminution in value of the leasehold or for the taking of the fee or as severance damages. Tenant shall only be entitled to such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right for the loss of or damage to improvements to the Premises installed by Tenant, for Tenant’s trade fixtures and removable personal property and for Tenant’s relocation or moving expenses. Landlord shall not be liable to Tenant for the loss of the use of all or any part of the Premises taken by condemnation.

16.5	Landlord Authority. Landlord shall have the exclusive authority to grant possession and use to the condemning authority and to negotiate and settle all issues of just compensation or, in the alternative, to conduct litigation concerning such issues; provided, however, that Landlord shall not enter into any settlement of any separate award that may be made to Tenant as described in Section 16.4 without Tenant’s prior approval of such settlement, which approval shall not be unreasonably withheld.

17.	Assignment and Subletting.

17.1	Landlord Consent Required; Exception. Tenant shall not assign this Lease, or sublet the Premises or any part thereof, either by operation of law or otherwise, or permit any other party to occupy all or any part of the Premises, without first obtaining the written consent of Landlord. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall propose such assignment or sublease by written notice to Landlord, and such notice shall specify an effective date which shall be the first day of a calendar month and shall be not less than 60 days after the date of such notice. This Lease shall not be assignable by operation of law. Tenant shall further provide to Landlord other information concerning any proposed assignee or sublessee as is reasonably requested by Landlord.

Notwithstanding the foregoing paragraph, Tenant shall have the right, without Landlord’s consent (but with contemporaneous or prior notice), to assign this Lease or sublet all or any part of the Premises to an affiliated entity or a successor by merger or consolidation, provided only that the transferee or sublessee in writing adopts and agrees to be bound by all the provisions of this Lease. For this purpose, “affiliated” means controlled by, controlling or under common control with Tenant.

17.2

Deemed Assignment. If Tenant is a corporation, any transfer of this Lease from Tenant by merger, consolidation, or liquidation, or any change in the ownership of or power to vote 50% or more of the outstanding voting stock of Tenant shall constitute an assignment under this Lease. If Tenant is a partnership or limited liability company, any change in the identity or majority ownership of partners or members in Tenant serving as general partner or manager or owning 50% or more of the outstanding economic interests in such entity shall constitute an assignment under this Lease.

17.3	Recapture. In the alternative to consenting, where Landlord’s consent is required, to a proposed assignment or sublease, Landlord shall have the right to recapture the Premises, or applicable portion thereof (the “Recapture Right”). The option shall be exercised by Landlord giving Tenant written notice within sixty (60) days following Landlord’s receipt of Tenant’s written notice as required above; provided that Landlord shall deliver written notice to Tenant at least 10 days prior to its exercise of its Recapture Right of its intent thereof, and Tenant shall have the opportunity to rescind its proposed subletting or assignment with written notice to Landlord within 10 days after Landlord’s notice, after which Landlord shall have no Recapture Right or termination right with respect to such proposed subletting or assignment. If this lease shall be terminated with respect to the entire Premises, the Lease Term shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this lease for the expiration of the Lease Term. If Landlord recaptures only a portion of the Premises, the Base Rent during the unexpired Lease Term shall abate, proportionately, based on the Base Rent due as of the date immediately prior to such recapture. Notwithstanding anything to the contrary contained in this Section 17.3, Landlord shall have no right to terminate this lease by virtue of any proposed subletting or assignment to an entity controlling, controlled by, or under common control with Tenant.

17.4	Additional Requirement; Release. Landlord may charge Tenant a reasonable sum (not to exceed $750.00 if Tenant complies with the requirements of this Section 17) to reimburse Landlord for legal and administrative costs incurred in connection with evaluating, approving and/or disapproving any proposed assignment or sublease that requires Landlord’s consent. If Landlord elects to gives its consent to the proposed assignment or sublease, the assigning or subletting Tenant, and any previous assigning or subletting Tenants, shall remain liable to Landlord for the full and faithful performance of all of Tenant’s obligations under this Lease. Notwithstanding the foregoing, in the case of an assignment, Tenant shall be entitled to be released from all liability and obligations under this Lease accruing after the effective date of the assignment, if (i) the assignee in writing adopts and agrees to be bound by all the provisions of this Lease as Tenant, and (ii) Landlord has been furnished with evidence of the assignee’s creditworthiness and, has approved the same, acting in a commercially reasonable manner. For purposes of this Section 17.4, Landlord will not be acting in a commercially unreasonable manner if Landlord disapproves a proposed assignee that is less creditworthy than Tenant and Deutsche Post; provided, however, that if Landlord determines that such assignee is less creditworthy than Tenant and Deutsche Post, Landlord shall, prior to disapproving such assignee, provide such assignee with a period of 30 days to provide alternative credit support sufficient to address the credit concerns of Landlord. If such alternative credit support is provided, Landlord shall not disapprove such assignee, provided such assignee complies with the requirements of clause (i) above.

17.5	Assignment with Bankruptcy. If this Lease is assigned pursuant to the provisions of the Revised Bankruptcy Act, 11 U.S.C. Section 101 et seq., any and all consideration paid or payable in connection with such assignment shall be Landlord’s exclusive property and paid or delivered to Landlord, and shall not constitute the property of Tenant or Tenant’s estate in bankruptcy. Any person or entity to whom the Lease is assigned pursuant to the Revised Bankruptcy Act shall be deemed automatically to have assumed all of Tenant’s obligations under this Lease.

17.6	Sale. In the event of any sale of the Building or Property, or any assignment of this Lease by Landlord, Landlord shall be relieved of all liability under this Lease arising out of any act, occurrence, or omission occurring after sale or assignment; and the purchaser or assignee at such sale or assignment or any subsequent sale or assignment of Lease, the Property, or Building, shall be deemed without any further agreement to have assumed all of the obligations of the Landlord under this Lease accruing after the date of such sale or assignment. Without limiting the generality of the foregoing, Tenant agrees that, upon an assignment of this Lease by Landlord, Tenant will deliver to the assignee an instrument ratifying this Lease and acknowledging such assignee as the Landlord hereunder.

17.7	Binding. Subject to the provisions of this Section 17, this Lease shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

18.	Default.

18.1	Definition of Default. The occurrence of any one or more of the following events shall constitute a material default and breach of the Lease by Tenant (“Default”):

18.1.1	Except as stated under Section 32.10 of this Lease, vacation or abandonment of the Premises for more than 60 days, unless (i) Tenant reimburses Landlord for any increase in the cost of Landlord’s liability or property insurance coverage on the Building, (ii) Tenant cooperates reasonably with any effort by Landlord to re-let the Premises or affected portion thereof, and (iii) in the event of any re-letting, at Landlord’s request, Tenant executes such commercially reasonable documents as may be necessary to terminate the Lease as to the Premises or affected portion thereof to enable Landlord to recapture the same;

18.1.2	failure by Tenant to make any payment of Rent or other payment required, as and when due, where such failure shall continue after ten (10) days’ written notice from Landlord; provided that Tenant shall only be entitled to that notice and opportunity to cure 2 times in any calendar year during the Term and 5 times during the entire Term; thereafter Tenant’s failure under this Section 18.1.2 shall be an immediate Default;

18.1.3	failure by Tenant to observe or perform any of the covenants, conditions, or provisions of this Lease, other than the making of any payment (or a covenant for which by the terms of this Lease a failure to perform is an automatic default without notice), where such failure shall continue after 30 days’ written notice from Landlord; provided, however, if the nature of that failure and obligation are such that more than 30 days are reasonably required for performance, Tenant shall not be in default if Tenant commences performance within 30 days after Landlord’s notice and thereafter completes such performance diligently and within a reasonable time; or

18.1.4	(i) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, the same is dismissed within 30 days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; (iv) the seizure by any department of any government or any officer thereof of the business or property of Tenant; and (v) adjudication that Tenant is bankrupt.

18.2	Landlord Default. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. Tenant hereby waives the benefit of any laws granting it the right to terminate this Lease or withhold Rent on account of any Landlord default, subject to Tenant’s rights as set forth in Sections 10.1 and 12.2, above. Additionally, Tenant hereby waives any statutory lien provided by any applicable law. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” as used in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or Project shall be limited solely to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from Landlord’s equity interest in the Building, and Landlord (and its partners, shareholders, members, directors, employees or agents) shall not be personally liable for any deficiency nor shall any recourse be had to any other property or assets of Landlord.

19.	Remedies in Default.

19.1	Landlord Remedies. In the event of any Default by Tenant, Landlord may, at any time without waiving or limiting any other right or remedy, do any one or more of the following: (i) re-enter and take possession of the Premises without terminating this Lease, or (ii) terminate this Lease, and (iii) pursue any remedy allowed by law or equity.

19.2	Tenant Payment of Costs. Whether Landlord has elected to terminate this Lease or not, Tenant shall pay Landlord the cost of recovering possession of the Premises, the expenses of reletting, and any other costs or damages arising out of Tenant’s Default, including without limitation the costs of removing persons and property from the Premises, the costs of preparing or altering the Premises for reletting, broker’s commissions, and attorneys’ fees.

19.3	Termination. In the event Landlord elects to terminate this Lease, Landlord shall be additionally entitled to recover from Tenant: (i) the award by a court having jurisdiction thereof of the amount by which the unpaid Rent and other charges and adjustments called for herein for the balance of the Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided and (ii) that portion of any leasing commission and Tenant Improvements costs paid by Landlord applicable to the unexpired term of the Lease.

19.4

No Termination. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 19, or acceptance of Tenant’s keys to or surrender of the Premises shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant. Notwithstanding any reentry or termination, the liability of Tenant for the Rent shall continue for the balance of the Term, and Tenant shall make good to Landlord any deficiency arising from reletting the Premises at a lesser rent than the Rent provided for in this Lease. Tenant shall pay such deficiency each month as the amount thereof is ascertained by Landlord.

19.5	Landlord Election to Make Tenant Advances. If Tenant shall fail to pay any sum of money owed to any party other than Landlord, for which Tenant is liable under this Lease, or if Tenant shall fail to perform any other act on its part to be performed hereunder, and such failure continues for a period of ten business days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations or waiving or releasing any rights that Landlord may have, make any such payment or perform any other act to be made or performed by Tenant. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate established in Section 32.7, from the date of such payment by Landlord, shall be deemed Additional Rent and shall be paid to Landlord on demand.

20.	Access. Tenant shall permit Landlord to enter the Premises at all reasonable times upon not less than 24 hours prior notice (which may be verbal), for the purpose of inspecting, altering, and repairing the Premises and the Building and ascertaining compliance with the provisions of this Lease by Tenant. The existence or exercise of such right of access shall not be construed as imposing any obligation on Landlord to inspect, discover or correct or repair any condition in the Premises or the Building. Landlord may also show the Premises to prospective purchasers or tenants at reasonable times, on not less than 24 hours advance telephonic notice. Landlord shall not unreasonably interfere with Tenant’s business operations in exercising such right. All such entries of Landlord shall be without abatement of Rent unless such entry, or any alterations or additions made by Landlord adversely interfere with Tenant’s use of the Premises for greater than forty-eight (48) hours. In such instance, to the extent, if any, that Tenant is unable to reasonably conduct its business in the Premises (in Tenant’s sole reasonable discretion) during such interference, the Rent due hereunder shall be abated until such interference stops. The foregoing right to abatement of Rent shall not apply if such entry, or any alterations or additions by Landlord are occurring at the request of Tenant, or as the result of the acts or omissions of Tenant or its employees, agents or invitees.

21.	Surrender of Premises; Hold-Over Tenancy.

21.1	Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and all the additions and alterations thereto, and leave the Premises and all other areas of the Property made available for Tenant’s exclusive use, broom clean and in good order and condition and repair, excluding ordinary wear and tear, and casualty and subject to Landlord’s unperformed obligations under this Lease.

21.2

Removal of Personal Property. Prior to expiration or other termination of this Lease, except as otherwise specified herein or expressly permitted by Landlord in writing, Tenant shall remove, at its sole cost and expense all personal property of Tenant on or about the Premises, including without limitation all Tenant’s furnishings, fixtures, furniture, fittings, and equipment. Tenant shall repair or reimburse Landlord for the cost of repairing any damage to the Premises resulting from the removal of such property of Tenant. All property of Tenant remaining on the Premises after reentry or the expiration or sooner termination of this Lease shall conclusively be deemed abandoned and may be removed by Landlord. The cost of removal of such property shall be reimbursed by Tenant to Landlord upon demand, including but not limited to court costs, reasonable attorneys’ fees and storage and disposal charges relating to such property. Landlord may store such property of Tenant in any place selected by Landlord, including but not limited to a public warehouse, at the expense and risk of the owner thereof, with the right to sell such stored property without notice to Tenant. The proceeds of such sale shall be applied first to the cost of such sale, second to the payment of the cost of removal and storage, if any, and third to the payment of any other amounts that may then be due from Tenant to Landlord under this Lease, and any balance shall be paid to Tenant.

21.3	Removal of Alterations and Tenant Improvements. Prior to expiration or other termination of this Lease, except as otherwise specified herein or expressly permitted by Landlord in writing, Tenant shall remove, at its sole cost and expense, (i) all Alterations performed by Tenant as described in Section 13, but only to the extent that Landlord gave Tenant written notice of such removal requirement (A) at the time of approval of such Alterations, or (B) for those Alterations not requiring consent, within ten (10) business days after Landlord has notice thereof, and (ii) all cabling, wiring and other related equipment installed by Tenant or a third party specifically for Tenant’s use during the Term of this Lease (“Tenant Wiring”). Tenant shall repair all damage to the Premises or Building occurring as a result of such removal. In the event Tenant fails to remove any Alterations or Tenant Wiring, as required hereunder, or repair any damage occurring during such removal, Landlord shall be entitled to remove any such Alterations or Tenant Wiring or make such repairs, at Tenant’s expense. Landlord shall own any and all Alterations, Tenant Improvements and Tenant Wiring remaining in the Premises following expiration or other termination of the Lease.

21.4	Delivery of Keys. Upon expiration or termination of this Lease, Tenant shall surrender all keys and access cards to the Premises and/or Building to Landlord at the place then fixed for payment of Rent and shall inform Landlord of all combination locks, safes, and vaults, if any, in the Premises.

21.5	Hold-Over Tenancy. If without execution of a new Lease or written extension Tenant shall hold over after the expiration or termination of the Term, with Landlord’s written consent, Tenant shall be deemed to be occupying the Premises as a Tenant from month to month, which tenancy may be terminated as provided by law, unless the parties agree otherwise at the time of Landlord’s consent. If Tenant shall hold over after expiration or termination of the Term without Landlord’s written consent, Tenant shall be deemed to be occupying the Premises as a tenant from month to month. The Base Monthly Rent payable shall be 125% of the Base Monthly Rent payable in the last month prior to expiration or termination of the Term, and Tenant shall continue to pay Additional Rent. During any such tenancy, Tenant shall continue to be bound by all of the terms, covenants, and conditions of this Lease, insofar as applicable.

22.	Compliance with Law. Except as otherwise stated in this Lease, Tenant shall not use the Premises or Property or permit anything to be done in or about the Premises or Property which will in any way conflict with any applicable law, statute, ordinance, or governmental rule or regulation, now or hereafter in force (“Laws”), including without limitation laws governing the use, transportation, discharge and disposal of hazardous substances. Tenant shall at its sole cost and expense promptly comply with all Laws, including without limitation the Americans with Disabilities Act, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the particular use or occupancy of the Premises by Tenant. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action, whether Landlord be a party thereto or not, that Tenant has violated any Laws, shall be conclusive of the fact as between Landlord and Tenant.

Landlord shall correct any violation of this warranty at its sole cost and expense (not to be included in Operating Expenses or otherwise charged to Tenant as Additional Rent). Landlord represents and warrants that it will comply with all Laws (including the ADA except when Tenant is required to do so as provided in the last sentence of this Section 22). Any costs associated with compliance (including without limitation, any capital improvements that may be required) will be Landlord’s sole responsibility unless such costs are subject to reimbursement as Operating Expenses pursuant to Section 8.3 above. Notwithstanding the foregoing, Tenant shall not be required to make any improvements, modifications or additions to the Premises, Building or Property in order to cause such to comply with any applicable Laws, unless such improvements, modifications or additions are required due to (i) improvements made to the Premises by the Tenant during the Term, including the Tenant Improvements (ii) the specific and unique use of the Premises by Tenant as opposed to uses by tenants in general.

23.	Rules and Regulations. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate and any other restrictive covenants and easements which affect the use and operation of the Premises, Building, or Property, now or hereafter in force; provided Tenant has received prior written notice of, and a full and complete copy of, all such documents. All such rules and regulations shall be non-discriminatory and reasonable and shall be uniformly and consistently enforced against all tenants in the Building. Additions and modifications to rules and regulations shall be binding on Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any rules or regulations by any other tenants or occupants of the Building.

24.	Parking. Free of charge, Tenant shall have the right, for its employees, invitees and other visitors to use, on an exclusive basis, all of the parking areas located on the Property subject to the reasonable rules and regulations of Landlord. Tenant shall not violate any governmentally imposed parking restrictions applicable to the Property.

25.	Certificates. Each party to this Lease will, from time to time as requested by the other party, on not less than 20 days prior written notice, execute, acknowledge, and deliver to the other party a commercially reasonable and accurate statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that this Lease is in full force and effect as modified and stating the modifications). That statement will certify the dates to which Rent and any other charges have been paid. That statement will also state whether, to the knowledge of the person signing the certificate, the other party to the Lease is in default beyond any applicable grace period provided in this Lease in the performance of any of its obligations under this Lease. If the other party is in default beyond any applicable grace period, the statement will specify each default of which the signer then has knowledge. It is intended that this statement may be relied on by others with whom the party requesting that certificate may be dealing. The failure by Landlord or Tenant to deliver a statement when and as required by this Section 25 shall constitute a Default by that party under this Lease without further notice unless such failure is due to a bona fide good faith dispute as to the reasonableness of the form and/or the factual statements contained therein. Any provisions in such a document that are not mere statements of fact, but instead require agreements of the sort typically found in SNDA agreements, then such document shall be considered an SNDA and be subject to Section 26.

26.

Subordination. Tenant agrees that this Lease shall be subordinate to the lien of any mortgage, deeds of trust, or ground leases now or hereafter placed against the Property or Building (an “Encumbrance”), and to all renewals and modifications, supplements, consolidations, and extensions thereof, provided that so long as Tenant attorns to any party acquiring title to the Property as a result of the foreclosure, termination or transfer in lieu thereof of any such Encumbrance, then neither Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises in accordance with the terms of this Lease will be interfered with by the holder of any such Encumbrance. Notwithstanding the foregoing, Landlord reserves the right, however, to subordinate or cause to be subordinated any such mortgage, deed of trust or ground lease to this Lease. Upon a foreclosure or conveyance in lieu of foreclosure under such mortgage or deed of trust, or a termination of such ground lease, and a demand by Landlord’s successor, Tenant shall attorn to and recognize such successor as Landlord under this Lease. Tenant shall execute and deliver within 10 business days following Landlord’s request any commercially reasonable instruments evidencing, effectuating or confirming such subordination or attornment; provided, however that Tenant shall be entitled to condition its delivery of such instruments on receipt from the lender or ground lessor nondisturbance agreement which is intended to protect Tenant’s right to possession under this Lease for so long as Tenant complies with the terms and conditions of this Lease. Without limiting the foregoing, Tenant shall in no event be required to execute any such agreement that (i) requires it send copies of all notices (as opposed to only default notices) sent to Landlord in accordance with the Lease also to a mortgagee, (ii) restricts Tenant’s self help remedies set forth in this Lease, (iii) allows a mortgagee to elect to terminate the Lease in the event of casualty instead of restoring the Premises if required by the Lease, (iv) extends the time Landlord (or such mortgagee) is allowed to cure Landlord’s defaults under the Lease by more than 30 days before Tenant may avail itself of any remedies available at law or under this Lease due to such default, except to the extent the extension is due to a delay by Tenant in providing notice to the mortgagee, or (v) otherwise materially increases Tenant’s obligations or decreases its rights under the Lease. All subordination, non-disturbance and attornment instruments and agreements under this Section 26 shall be substantially in such standard form and substance as the lender or ground lessor at that time typically uses with comparable tenants provided that such form is commercially reasonable, reasonably acceptable to Tenant, and otherwise meets the requirements of this paragraph.

27.	Personal Property Taxes. Tenant shall pay prior to delinquency all personal property taxes payable with respect to all property of Tenant located on the Premises or the Building and promptly upon request of Landlord shall provide satisfactory evidence of such payment. “Personal property taxes” under this Section 27 shall include all property taxes assessed against the property of Tenant, whether assessed as real or personal property.

28.	Notices. All notices under this Lease shall be in writing. Notices shall be effective (i) when deposited with a nationally recognized overnight delivery service such as DHL Express, (ii) when mailed by certified mail, return receipt requested, (iii) when personally delivered. Either party may change its address and fax number for notices by notice to the other from time to time.

29.	Condition of Premises. Except as provided in the Work Letter for the Tenant Improvements, or as expressly set forth in this Lease, by taking possession of the Premises, Tenant accepts the Premises as being in good, sanitary order, condition and repair, and further accepts all aspects of the Premises, Building, and Property in their present condition, AS IS, including latent defects, without any representations or warranties, express or implied, from Landlord other than those expressly set forth in the Lease.

30.	Hazardous Substances.

30.1

Tenant Obligations. Tenant shall not, without first obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, generate, release, store, deposit, transport, or dispose of (collectively “Release”) any hazardous substances, sewage, petroleum products, hazardous materials, toxic substances or any pollutants or substances, defined as hazardous or toxic in applicable federal, state and local laws and regulations (“Hazardous Substances”) in, on or about the Premises or the Property. In the event, and only in the event, Landlord approves such Release of Hazardous Substances on the Premises, such Release shall occur safely and in compliance with all applicable federal, state, and local laws and regulations and at Tenant’s sole risk and expense. Tenant may bring upon and ship through the Premises limited quantities of Hazardous Substances in the ordinary course of its business permitted under Section 1 of this Lease, provided the handling of such is at all times in compliance with all applicable laws and the CC&Rs.

30.2	Tenant Indemnity. Tenant shall indemnify and defend (with counsel approved by Landlord) Landlord, and hold Landlord harmless, from and against any and all claims, liabilities, losses, damages, cleanup costs, and expenses (including reasonable attorneys’ fees) arising out of or in any way relating to the Release by Tenant or any of its agents, representatives, employees or invitees, or the presence of any Hazardous Substances in, on or about the Premises occurring as a result of or in connection with Tenant’s use or occupancy of the Premises at any time after the Commencement Date.

30.3	Landlord Inspection. Landlord shall have the right from time to time to enter the Premises, Building and Property and inspect the same for the presence of Hazardous Substances and compliance with the provisions of this Section 30 and inspect the Premises, Building and Property. Landlord may cause tests to be performed for Hazardous Substances on the Premises from time to time. Tenant shall bear the cost of the first such test in any calendar year and any other such test that occurs upon a reasonable suspicion by Landlord that there may be Hazardous Substances in the Premises in violation of Tenant’s obligations under this Lease.

30.4	Landlord’s Warranty. The Landlord, to its actual knowledge with no duty of inquiry, represents to the Tenant that, except as may be disclosed in any hazardous substances studies or reports furnished by Landlord to Tenant before the Commencement Date, as provided in Section 30.6, no toxic, explosive or other dangerous materials or Hazardous Substances have been concealed within, buried beneath, released on or from, or removed from and stored off-site of the property upon which the Building and Premises are constructed.

30.5	Landlord’s Obligations. Landlord agrees to indemnify, release, hold harmless and defend Tenant from any and all claims, damages, fines, judgments, penalties, costs, liabilities, or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the Term from or in connection with the presence or suspected presence of Hazardous Substances or environmental damage in or on the Premises as a result of any action of Landlord, its employees, agents, contractors or subcontractors, except to the extent the Hazardous Substances are present as a result of the negligence, willful misconduct, or other acts of Tenant, Tenant’s agents, employees, contractors, or invitees or otherwise covered by Tenant’s indemnity under Section 30.2. Without limitation of the foregoing this indemnification shall include any and all costs incurred due to any investigation of the site or any cleanup, removal, or restoration mandated by a federal, state, or local agency or political subdivision.

30.6

Environmental Reports. Landlord shall provide to Tenant, prior to the Commencement Date and thereafter upon receipt of written request, copies of the most recent environmental reports (such as a Phase I) that Landlord has for the Premises, Building, and Project. Tenant shall reimburse Landlord for Landlord’s reasonable out of pocket costs for photocopying and delivering such report within thirty (30) days after receipt of detailed written demand therefor, such demand to include copies of all relevant receipts and invoices. Landlord also hereby agrees that Tenant may, at its sole cost and expense, conduct a Phase I or similar environmental report on the Premises, Building and

Project provided (i) Tenant gives Landlord prior written notice of such proposed report, and such report is subject to Landlord’s prior written approval, not to be unreasonably withheld, (ii) Tenant shall not engage in any boring or other invasive testing without preparing and furnishing to Landlord a reasonably detailed written plan for such testing, and Landlord approves such plan, such approval at Landlord’s sole and absolute discretion, (iii) such testing shall be at the sole expense and risk of Tenant and shall be conducted lien-free, and Tenant repairs any damages caused by such investigation, if any, and (iv) Tenant and its contractors shall not unreasonably disturb any other occupants of the Building, and shall use diligent efforts in keeping with industry standards to avoid such disturbance.

30.7	Survival. The provisions of Sections 30.2 and 30.5 shall survive the expiration or termination of this Lease with respect to any occurrences during the Term.

31.	Signs. Tenant shall not place upon or install in windows or other openings or exterior sides of doors or walls of the Premises any symbols, drapes, or other materials without the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall observe and comply with the requirements of all Laws applicable to signage.

32.	General Provisions.

32.1	Attorneys’ Fees. In the event of any litigation, arbitration or other proceeding (including proceedings in bankruptcy and probate and on appeal) brought to enforce or interpret or otherwise resolve a dispute arising under this Lease, the substantially prevailing party therein shall be entitled to the award of its reasonable attorneys’ fees incurred therein and in preparation therefor.

32.2	Governing Law; Venue. This Lease shall be governed by and construed in accordance with the internal laws of the State of Washington (without reference to choice of law principles) and venue for all disputes shall be in King County, Washington. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

32.3	Cumulative Remedies. No remedy or election under this Lease shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

32.4	Exhibits; Addenda. Exhibits and Addenda, if any, attached to this Lease are a part of and incorporated into this Lease.

32.5	Interpretation. This Lease has been submitted to the scrutiny of all parties hereto and their counsel, if desired, and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

32.6	Joint Obligation. If there is more than one Tenant under this Lease, the obligations hereunder imposed upon Tenants shall be joint and several.

32.7	Late Charges; Interest. Late payment by Tenant to Landlord of Rent or other sums due under this Lease will cause Landlord to incur administrative and operating costs not contemplated by this Lease, the exact amount of which would be difficult and impractical to ascertain. Such costs include without limitation processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, Tenant shall pay to Landlord as Additional Rent a late charge equal to 2% of such overdue payment as liquidated damages for the administrative and operating costs incurred by Landlord in connection with such late payment. Such late charge does not compensate Landlord for the time value of money, and, in addition to any applicable late charge, any Rent or other sums due Landlord under this Lease to Landlord, if overdue, shall bear interest from the date due until fully paid at the per annum rate of eight and one half percent (8.5%), which interest shall constitute Additional Rent under this Lease. The existence or payment of late charges and interest under this Section shall not cure or limit Landlord’s remedies for any Default by Tenant under this Lease. A $100 charge will be paid by Tenant to Landlord for each returned check.

32.8	Light, Air, and View. Landlord does not guarantee the continued present status of light, air, or view in, to or from the Premises.

32.9	Measurements. All measurements of the Premises stated in this Lease, even if approximations shall be based on BOCA guidelines and shall govern and control over any actual measurement of the Premises and may reflect the inclusion of a load factor for the Building. The Rent provided in this Lease and Tenant’s Share shall not be modified or changed by reason of any measurement or re-measurement of the Premises that may occur after the date of this Lease, and is agreed by Landlord and Tenant to constitute the negotiated rent for the Premises. The foregoing shall not be deemed to modify any obligation of Landlord to construct the Premises in accordance with the Work Letter.

32.10	Abandonment of Premises. Tenant may vacate all or a portion of the Premises during any portion of the term of the Lease without it causing a default, provided it at all times continues to pay Rent and carry the insurance required under the Lease, and otherwise performs its Lease obligations.

32.11	Prior Agreements; Amendments. This Lease is the full, final and complete expression of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreements or understandings, promises or representations, oral or otherwise, pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto. Tenant’s execution of this Lease shall constitute its irrevocable offer to lease the Premises in accordance with the terms hereof so long as a copy of Landlord’s counterpart to this Lease is provided to Tenant within 3 business days following submission of Tenant’s signature pages to this Lease into escrow.

32.12	Recordation. Tenant shall not record this Lease or a short form memorandum of this Lease without the prior written consent of Landlord.

32.13	Liability. Tenant agrees to look only to the equity of Landlord in the Building and Property and not to Landlord personally with respect to any obligations or payments due or which may become due from Landlord hereunder, and no other property or assets of Landlord or any members, partners, officers, directors of Landlord shall be personally liable in connection with this Lease. As used in this Lease, Landlord’s agents, representatives, contractors, licensees, invitees and guests shall not be deemed to include other tenants in the Building or the officers, employees, agents, representatives, contractors, licensees, invitees, guests, customers or clients of such other tenants.

32.14	Severability. That any provision of this Lease is invalid, void, or illegal shall in no way affect, impair, or invalidate any other provision of this Lease and such other provision shall remain in full force and effect.

32.15	Time. Time is of the essence of this Lease and each of its provisions.

32.16	Waiver. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by the waiving party or their duly authorized representatives. The waiver by either party of any provision of this Lease shall not be deemed to be a waiver of such provision or any other provision, in any subsequent instance. The acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding Default or breach by Tenant under this Lease, whether known or unknown to Landlord, other than the failure of the Tenant to pay the particular Rent so accepted.

32.17	Force Majeure. If either party shall be prevented or delayed from punctually performing any obligation or satisfying any condition under this Lease or the Work Letter, other than the payment of Rent or other sums due hereunder, by any strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes therefor, acts of God, governmental restriction, regulation or control, enemy or hostile governmental action, civil commotion, insurrection, sabotage, fire or other casualty, or any other condition beyond the reasonable control of such party (“Force Majeure”), then the time to perform such obligation or satisfy such condition shall be extended by the delay caused by such event; provided this Section 32.17 shall not apply to the time periods in Section 15.1 of this Lease. If either party shall, as a result of any such event, be unable to exercise any right or option within any time limit provided therefor in this Lease, such time limit shall be deemed extended for a period equal to the duration of the delay caused by such event.

32.18	Quiet Enjoyment. Provided Tenant observes its obligations under this Lease, its quiet enjoyment of the Premises throughout the Term shall not be disturbed. Landlord shall not enter into any covenants or other agreements, nor alter or make any changes, modifications, alterations or improvements to the Premises, Building or Project that materially interfere with Tenant’s use of the Premises (in Tenant’s sole reasonable opinion), except as is contemplated by Section 15 or the other provisions of this Lease.

33.	Authority of Tenant and Landlord.

33.1	Tenant as Corporation. If Tenant is a corporation, each individual executing this Lease on behalf of Tenant represents and warrants that (s)he is duly authorized by all necessary action of the directors of Tenant to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms.

33.2	Tenant as Partnership or LLC. If Tenant is a partnership or limited liability company, each individual executing this Lease on behalf of Tenant represents and warrants that (s)he is duly authorized in accordance with Tenant’s partnership agreement or limited liability company agreement by all necessary action of the partners or members or managers of Tenant to execute and deliver this Lease on behalf of Tenant, and, and that this Lease is binding upon Tenant in accordance with its terms. Tenant represents and warrants that the written information concerning the corporate structure of Tenant and its affiliates that Tenant provided to Landlord before the mutual execution of this Lease is true and accurate in all material respects.

33.3	Authority; Binding. Each individual executing this Lease on behalf of the Landlord represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Landlord in accordance with the governing documents of Landlord, and that upon full execution and delivery this Lease is binding upon Landlord in accordance with its terms.

34.	Financial Statements. Landlord, on behalf of itself and any successor, ground lessor, lender or mortgagee of Landlord, hereby recognizes and agrees that Tenant does not prepare or have financial statements of any kind, and notwithstanding anything in the Lease or any mortgage or other agreement to the contrary, Landlord, on behalf of itself and any entity claiming through it, hereby agrees to look solely to the public financial statements of Tenant’s parent, Deutsche Post. However, from and after any assignment of this Lease permitted under Section 17, other than an assignment to a party that is affiliated with Tenant, Tenant shall furnish to Landlord from time to time, within 30 days of request, Tenant’s annual financial statements for Tenant’s immediately prior fiscal year and quarter, which financial statements shall include at a minimum a balance sheet, income statement and statement of cash flows, or the equivalent. Such statements shall be in the form furnished to Tenant’s principal lender and/or to Tenant’s shareholders or other owners, and the annual statement shall have been audited, or reviewed or compiled by an independent certified public accountant. Unless the statements are audited statements, Tenant shall accompany such statements with a certificate of its chief financial officer that the statements fairly present the financial condition and results of operations of Tenant as of and for the period ending on the date of such statements. Landlord shall not request financial statements under this Section more than once each calendar year.

35.	Brokers. Each party represents and warrants to the other that, except for the broker(s) identified in Section 1, it has not had dealings with any real estate broker, other agent or salesperson with respect to this Lease that would cause the other party to have any liability for any commissions or other compensation to such broker, agent or salesperson, and that no such broker, agent or salesperson has asserted any claim or right to any such commission or other compensation. Such representing party shall defend and indemnify the other party and hold the other party harmless from and against any and all loss, cost, liability, damage and expense (including reasonable attorneys’ fees) whatsoever that may arise out of the breach of such representation and warranty.

36.	Counterparts. This Lease may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document.

37.	Further Assurances. Except as expressly set forth otherwise herein, each party to this Lease will at its own cost and expense execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Lease.

38.	Purchase Agreement. Landlord and Tenant hereby recognize and agree that they are parties to a certain Agreement for Assignment and Assumption of Purchase and Sale Agreement dated on or about June 21, 2010 (the “Assignment Agreement”) with respect to Landlord’s assumption of that certain Purchase and Sale Agreement (the “Purchase Agreement”) by and between Hunter Douglas, as Seller, and Copeland Commercial, LLC (“Copeland”), as Purchaser, as assigned from Copeland to Tenant, which Purchase Agreement governs the purchase and sale of the Property (including the Building/Premises). Landlord and Tenant agree that nothing in this Lease is intended to negate any indemnities or releases contained in Assignment Agreement.

Remainder of page intentionally left blank.

Signatures on following page.

This Lease shall be effective as of the date first set forth above.

LANDLORD:

IIT 1905 RAYMOND AVENUE LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC,
a Delaware limited liability company,
Its Sole Member

By:	Industrial Income Operating Partnership LP,
a Delaware limited partnership,
Its Sole Member

By:	Industrial Income Trust Inc.,
a Maryland corporation,
Its General Partner

By:	/s/ THOMAS G. McGONAGLE
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer and Treasurer

TENANT: AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation dba DHL GLOBAL FORWARDING

By:	/s/ HANS TOGGWELLER
Name:	Hans Toggweller
Title:	Chief Executive Officer

STATE OF COLORADO	)
)ss.
COUNTY OF DENVER	)

On this          day of                     , 2010, before me, the undersigned, a Notary Public in and for the State of Colorado, personally appeared                                                                                  , to me known to be the                                          of Industrial Income Trust Inc., a Maryland corporation, as general partner of Industrial Income Operating Partnership LP, a Delaware limited partnership, as sole member of IIT Real Estate Holdco LLC, a Delaware limited liability company, as sole member of IIT 1905 RAYMOND AVENUE LLC, a Delaware limited liability company, that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said limited liability company.

WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

Name

NOTARY PUBLIC in and for the State of Colorado,

residing at	.

My commission expires	.

STATE OF	)
)ss.
COUNTY OF	)

On this          day of                             , 2010, before me, the undersigned, a Notary Public in and for the State of                     , personally appeared                                                                                  , to me known to be the                                          of                     , the                      that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said                     , for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said                     .

WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

Name

NOTARY PUBLIC in and for the State of	,

residing at	.

My commission expires	.

EXHIBIT A-1

TO

LEASE

EXHIBIT A1 - SITE PLAN

EMERGENCY VEHICLE ACCESS REFER TO CIVIL FOR LOCATION
6' HIGH CHAIN LINK FENCE W/ SOLID SLATS
CONC. PAD FOR COMPACTOR AND DUMPSTER
2- 10' WIDE GATES VFY. W/ EQUIP.
TYP. STANDARD STALL
RECYCLE ENCLOSURE PER 3 & 4/A1.0
WETLAND BUFFER
WETLAND EDGE
WATER QUALITY AREA
SPORTS COURT
DOCK HIGH
DOCK HIGH
DOCK HIGH
DOCK HIGH
EXISTING BUILDING
114,850 S.F. FOOTPRINT
190 PARKING STALLS SHOWN
150' R.
TENANT IMPROVEMENT AREA: 42, 416 S.F.
INCREASED BIKE RACK
GAS SERVICE
TRANSFORMER
BOLLARD
4" WIDE PAINTED WALK
MEAN HIGH WATER MARK @ ELEV. 4.50'
SPRING BROOK CREEK
STREET

1 EXISTING SITE /BUILDING PLAN
1"=50'-0"

EXHIBIT A-2

TO

LEASE

LEGAL DESCRIPTION OF PROPERTY

THAT PORTION OF GOVERNMENT LOT 13, SECTION 24, TOWNSHIP 23 NORTH, RANGE 4 EAST, WILLAMETTE MERIDIAN, IN KING COUNTY, WASHINGTON, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 24;

THENCE NORTH 87°18’57” WEST ALONG THE SOUTH LINE THEREOF 44.27 FEET TO THE WESTERLY MARGIN OF A 40.00 FOOT WIDE RIGHT OF WAY FOR SPRINGBROOK CREEK AS DESCRIBED UNDER KING COUNTY RECORDING NUMBER 9412231106 AND THE TRUE POINT OF BEGINNING;

THENCE NORTH 37°00’42” WEST ALONG SAID WESTERLY MARGIN 4.90 FEET;

THENCE NORTH 55°28’15” WEST 77.73 FEET;

THENCE NORTH 52°24’00” WEST 186.51 FEET;

THENCE NORTH 54°03’57” WEST 286.58 FEET;

THENCE NORTH 35°11’09” WEST 148.78 FEET;

THENCE NORTH 23°44’21” WEST 85.39 FEET TO A CURVE CONCAVE TO THE EAST HAVING A RADIUS OF 75.78 FEET;

THENCE NORTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 59°07’34” AN ARC DISTANCE OF 78.20 FEET;

THENCE NORTH 50°08’30” EAST 114.42 FEET;

THENCE NORTH 51°45’16” EAST 72.30 FEET;

THENCE NORTH 59°39’11” EAST 96.54 FEET TO A CURVE CONCAVE TO THE NORTHWEST HAVING A RADIUS OF 114.57 FEET;

THENCE NORTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 45°50’57” AN ARC DISTANCE OF 91.68 FEET;

THENCE NORTH 13°48’14” EAST 114.90 FEET TO A CURVE CONCAVE TO THE WEST HAVING A RADIUS OF 294.26 FEET;

THENCE NORTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 36°45’26” AN ARC DISTANCE OF 188.78 FEET;

THENCE NORTH 23°47’30” WEST 102.20 FEET;

THENCE NORTH 28°32’10” WEST 64.18 FEET;

THENCE NORTH 20°51’33” WEST 61.80 FEET TO A POINT ON THE NORTH LINE OF SAID GOVERNMENT LOT 13 AS SAID LINE IS SHOWN ON A RECORD OF SURVEY BY R.F. HILLPOINTER AS RECORDED UNDER KING COUNTY RECORDING NUMBER 8910069012, SAID POINT BEARS NORTH 87°26’45” WEST 422.35 FEET FROM THE NORTHEAST CORNER OF LOT 13;

THENCE NORTH 87°26’45” WEST ALONG SAID NORTH LINE 412.93 FEET;

THENCE SOUTH 02°46’03” WEST 1327.46 FEET TO A POINT ON THE SOUTH LINE OF SAID SECTION 24 WHICH BEARS NORTH 87°18’57” WEST FROM THE TRUE POINT OF BEGINNING; THENCE SOUTH 87°18’57” EAST ALONG SAID SOUTH LINE 836.83 FEET TO THE TRUE POINT OF BEGINNING;

(ALSO KNOWN AS LOT 1 OF CITY OF RENTON LOT LINE ADJUSTMENT NUMBER LUA-95-064-LLA, RECORDED UNDER RECORDING NUMBER 9508039005).

EXHIBIT B

TO

LEASE

WORK LETTER

Landlord:	IIT 1905 RAYMOND AVENUE LLC
Tenant:	AIR EXPRESS INTERNATIONAL USA, INC. dba DHL GLOBAL FORWARDING
Space:	126,660 SF 1905 Raymond Avenue Building
Lease Date:	, 2010

1.	WORK SCHEDULE [omitted]

2.	LANDLORD’S SHELL WORK [omitted]

3.	TENANT IMPROVEMENTS; TENANT IMPROVEMENT PLANS

3.1	In this Work Letter, “Tenant Improvements” shall include all work to be done by Tenant and its contractors in the Premises pursuant to the Tenant Improvements Plans described in and developed in accordance with this Section 3, as approved by Landlord and as may be modified by Tenant pursuant to Section 4. Landlord and Tenant have reviewed and approved a space plan for the Tenant Improvements and a list of items of the Tenant Improvements and certain specifications contained in that so-called Progress Bid Set prepared by Craft Architects, dated June 7, 2010 and issued June 9, 2010 (together, as the same may be modified in accordance with the terms hereof, the “Space Plan”). Based upon the approved Space Plan, Tenant shall prepare the Tenant Improvements permit plans (i.e., the plans used for submittal to the appropriate governmental bodies for all necessary permits and approvals) and the Tenant Improvements construction documents, (i.e., final working drawings and specifications for the Tenant Improvements), all such documents collectively referred to herein as the “Construction Documents”. The Construction Documents, once prepared, shall then be subject to Landlord’s and Tenant’s review and approval, in accordance with Section 3.1.2 below. Landlord and Tenant shall each use commercially reasonable efforts to work together to reach agreement on the Tenant Improvements Plans (defined below) in a timely manner.

3.1.1	Tenant shall provide to Landlord for its review and approval the Construction Documents.

3.1.2

Landlord’s approval of the Construction Drawings shall not be withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord), the Building’s structure or systems, the exterior appearance of the Building, or the appearance of the Building’s common areas, and (c) they are sufficiently detailed to allow construction of the Tenant Improvements in a good and workmanlike manner. Landlord’s approval of the Construction Documents shall not be a representation or warranty by Landlord that such documents are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. The

Construction Documents, once fully approved, shall then constitute the “Tenant Improvements Plans.” After the Construction Documents have been approved, Tenant shall cause the Work to be performed in accordance therewith. Landlord shall issue its approval or deliver a detailed denial thereof within five (5) business days after Landlord’s receipt thereof or the same shall be deemed approved.

3.2	After preparation of the Tenant Improvements permit plans, the Tenant Improvements permit plans shall be submitted to the appropriate governmental body for plan checking and issuance of necessary permits and approvals. Tenant shall cause to be made any changes in the Tenant Improvements permit plans, Tenant Improvements construction documents and Tenant Improvements Plans necessary to obtain such permits and approvals.

4.	TENANT REQUESTED CHANGES TO TENANT IMPROVEMENTS PLANS

4.1	After determination of the Tenant Improvements Plans, Tenant may, at Tenant’s election, make revisions, modifications, changes and amendments to the Tenant Improvements Plans without Landlord’s consent and approval, provided such revisions, modifications, changes and amendments do not (A) materially affect access to the Building, the scope or quality of construction or the quality of the materials or workmanship used, or adversely affect the mechanical, plumbing or electrical systems in the Building, or (B) modify the Tenant Improvements Costs (defined below) by more than $50,000 per occurrence and/or more than $100,000 in the aggregate (a “Minor Change Order”). Any revision, modification, change or amendment to the Tenant Improvements Plans that is not a Minor Change Order will be submitted to Landlord for its review and approval prior to implementation. Landlord shall not unreasonably withhold its approval, and shall use commercially reasonable efforts to respond within one (1) business day of Tenant’s submission to Landlord of such proposed change order, and shall in any event respond within two (2) business days of Tenant’s submission to Landlord of such proposed change order or the same shall be deemed approved.

5.	[intentionally omitted]

6.	CONSTRUCTION OF TENANT IMPROVEMENTS

6.1	Tenant shall manage construction of the Tenant Improvements, in accordance with the provisions of this Work Letter and the Tenant Improvements Plans developed and approved in accordance with this Work Letter. Tenant shall use reasonable efforts to cause Substantial Completion (as defined in Section 9.1) to occur on or before December 15, 2010. The cost of constructing the Tenant Improvements shall be paid as provided in Section 7.

6.2	The construction work shall be performed only by licensed contractors and subcontractors. The construction work shall be performed in a good and workmanlike manner, in accordance with all applicable laws, codes, regulations and ordinances and any recorded documents applicable to the Property, free of all defects, and shall conform strictly to the Tenant Improvements Plans.

6.3

Tenant shall enter into a construction contract approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) with a general contractor selected by Tenant from an approved list of general contractors previously provided to Landlord by Tenant. The construction contract shall include, among other things, (a) a one-year warranty for all defective work, which warranty shall run to Landlord to the extent Landlord has responsibility for repair or replacement of such work pursuant to this Lease; (b) a requirement that Tenant’s contractor maintain general commercial liability insurance of not less than a combined single limit of $5,000,000, naming Landlord, Tenant, and each of their respective affiliates as additional insureds; (c) a requirement that the contractor perform the work in substantial accordance with the Space Plan and the Tenant Improvements Plans and in a good and workmanlike manner; and (d) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris).

6.4	During the period of construction of the Tenant Improvements, Tenant shall provide Landlord with monthly updates, and bi-weekly updates only during the final month of construction, regarding the status of the construction and, at Landlord’s option, shall meet with Landlord to discuss such status. Matters requiring Landlord’s approval shall be addressed on a case-by-case basis. In addition, Landlord or its agent may inspect the Tenant Improvements at any time, upon reasonable prior notice to Tenant, before Substantial Completion so long as Landlord or its agent do not cause any material interference in the progress of such work.

6.5	Landlord shall have no responsibility for any failure for the construction of the Tenant Improvements to comply with the terms of this Work Letter or for any defects in construction materials or workmanship in connection with the Tenant Improvements. Tenant agrees that in the event construction of the Tenant Improvements fails to comply with the terms of this Work Letter or results in defective construction materials or workmanship, Tenant’s only remedy shall be to pursue Tenant’s contractors, subcontractors and/or material suppliers.

7.	PAYMENT OF COST OF THE TENANT IMPROVEMENTS

7.1	Tenant Improvement Costs. Subject to Section 7.6 of this Exhibit B, Tenant shall be responsible for all costs, expenses and fees associated with the following (“Tenant Improvement Costs”):

7.1.1	Preparation of the space plan and the final working drawings and specifications, including mechanical, electrical, plumbing and structural drawings and all other aspects of the Tenant Improvements Plans.

7.1.2	Plan check, permit, license fees and insurance premiums relating to construction of the Tenant Improvements.

7.1.3	Construction of the Tenant Improvements, including without limitation the following:

7.1.3.1 Installation within the Premises of all permanent walls, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items.

7.1.3.2 All electrical wiring, lighting fixtures, outlets and switches and other electrical work to be installed within the Premises.

7.1.3.3 Furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion or modification of the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour heating, ventilation and air conditioning.

7.1.3.4 Any additional Tenant requirements including but not limited to odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems.

7.1.3.5 All fire and life safety control systems such as fire walls, sprinklers and fire alarms, including piping, wiring and accessories installed within the Premises.

7.1.3.6 All plumbing, fixtures, pipes and accessories to be installed within the Premises.

7.1.3.7 Testing and inspection costs.

7.1.3.8 Contractor’s fees, including but not limited to any fees based on general conditions.

7.1.3.9 All applicable Washington State sales taxes.

7.2	[intentionally omitted]

7.3	[intentionally omitted]

7.4	[intentionally omitted]

7.5	[intentionally omitted]

7.6	Landlord shall fund the first $150,000 of the Tenant Improvements Costs in excess of $1,330,000, which $150,000 shall constitute “Amortized TI Costs”. The amount of Amortized TI Costs shall be amortized over the initial Term of the Lease at the rate of 9% per annum. Tenant shall pay the monthly amount of Amortized TI Costs as Additional Rent. In addition, Tenant shall pay all other Tenant Improvement Costs in excess of $1,480,000.

7.7	[intentionally omitted]

8.	DELAY IN SUBSTANTIAL COMPLETION

8.1	[intentionally omitted]

8.2	[intentionally omitted]

8.3	[intentionally omitted]

8.4	Target Date. Following completion and approval of the Tenant Improvements Plans, but subject to Section 1A.2 of the Lease, Tenant shall promptly perform the work described in this Work Letter and the Tenant Improvements Plans. Tenant will use its diligent efforts to substantially complete the Tenant Improvements by December 15, 2010; however, Tenant does not guaranty such date.

9.	SUBSTANTIAL COMPLETION

9.1

“Substantial Completion” and words of similar import as used herein, shall mean that the Tenant Improvements have been completed to such a degree that Tenant can legally occupy and use the Premises, as evidenced by issuance of a certificate of occupancy, a building permit sign off, or whatever other action the city or county with primary jurisdiction over the Building customarily takes to signify that the Premises may be occupied and used (“Occupancy Sign Off”). Notwithstanding the foregoing sentence, if the city or county with primary jurisdiction over the Building will not issue its Occupancy Sign Off until Tenant has installed its furniture, fixtures or equipment in the Premises, then “Substantial Completion” shall mean that the Tenant Improvements have been completed to such a degree that (a) Tenant has been granted possession of the Premises and can legally install its fixtures, furniture and equipment in the Premises, and (b) Tenant’s installation of its furniture, fixtures and equipment is the only remaining item that needs to be accomplished for the city or county to be in a position to issue its Occupancy Sign Off. The Tenant Improvements shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Premises remain to be performed (items normally referred to as “punch list” items) and notwithstanding the fact that the city or county with primary jurisdiction over the Building may require installation of Tenant’s fixtures, furniture and/or equipment before issuing a certificate of occupancy, a building permit sign off or whatever other action the city or county with primary jurisdiction over the Building customarily takes to signify that the Premises may be occupied and used. Tenant shall proceed expeditiously and with due diligence to complete the punch list items.

9.2	[intentionally omitted]

9.3	Promptly after Substantial Completion of the Tenant Improvements, Tenant shall execute and deliver to Landlord an estoppel letter, substantially in the form attached as Exhibit 2 to this Work Letter, confirming (a) the Commencement Date and the expiration date of the initial Term, (b) that Tenant has accepted the Premises, and (c) that Tenant has substantially performed all of its obligations with respect to the Tenant Improvements; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease.

10.	TENANT REPRESENTATIVE

10.1	Tenant appoints Linda Anderson as “Tenant Representative” to act for Tenant in all matters in connection with this Work Letter. Notwithstanding any notice provisions to the contrary in the Lease, all inquiries, requests, instructions, authorizations, notices and other communications to Tenant relating to this Work Letter or the Tenant Improvements may be made by Landlord to Tenant Representative (including by email) at:

DHL Global Business Services

Corporate Real Estate Americas

1210 South Pine Island Road

Plantation, FL 33324

Attn: Linda Anderson

954-626-.2349 (office)

Email: linda.anderson@dhl.com

Tenant Representative shall have the authority on behalf of Tenant to issue all approvals, make all decisions and take such other actions as are required or contemplated of Tenant under this Work Letter, and any such approvals, decisions or other actions of Tenant Representative shall be binding upon Tenant. Provided Tenant Representative has been given at least one business day’s advance written notice of any meeting, Tenant

Representative shall participate in such meeting, either in person or by telephone. Tenant may change the identity or number of Tenant Representatives by notice in writing to Landlord.

11.	IMPROVEMENTS TO BE CONSTRUCTED BY TENANT OR ITS CONTRACTORS [omitted]

12.	SIGNAGE DURING CONSTRUCTION

12.1	[intentionally omitted]

13.	WARRANTIES

13.1	[intentionally omitted]

EXHIBIT 1

TO

WORK LETTER

FORM OF TENANT ESTOPPEL

                    , 20

Re: Lease (the “Lease”) dated             , 2010, between IIT 1905 RAYMOND AVENUE LLC, a Delaware limited liability company, and its successors and assigns (“Landlord”), and AIR EXPRESS INTERNATIONAL USA, INC., an Ohio Corporation dba DHL GLOBAL FORWARDING (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.	Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Tenant have been completed in accordance with the terms of the Lease in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant certifies that the Premises are suitable for the Permitted Use.

2.	Commencement Date. The Commencement Date of the Lease is , 2010.

3.	Expiration Date. The Term is scheduled to expire on October 31, 2020.

4.	Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it currently has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. Landlord confirms and ratifies that, as of the date hereof, Base Monthly Rent is not more than 30 days past due and, to Landlord’s knowledge, no Tenant defaults exist.

5.	Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

LANDLORD:

IIT 1905 RAYMOND AVENUE LLC, a Delaware limited liability company

By:	IIT Real Estate Holdco LLC,
a Delaware limited liability company,
Its Sole Member

By:	Industrial Income Operating Partnership LP,
a Delaware limited partnership,
Its Sole Member

By:	Industrial Income Trust Inc.,
a Maryland corporation,
Its General Partner

By:
Name:
Title:

Agreed and accepted:

TENANT:

AIR EXPRESS INTERNATIONAL USA, INC. an

Ohio corporation dba DHL GLOBAL

FORWARDING

By:
Name:
Title:

EXHIBIT C

TO

LEASE

TENANT’S INSURANCE

1. Types of Insurance. On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any operations or work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

1.1 Property Insurance written on Special Form (formerly known as All Risk) basis including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, malicious mischief plus earthquake and flood coverage upon property of every description and kind owned by Tenant and located in the Premises, Building or Property, or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations (but excluding the initial Tenant Improvements), in an amount not less than the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be presumptively determinative.

1.2 Commercial general liability insurance coverage, on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 14.3 hereof), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability, with a general aggregate liability of not less than $3,000,000. The limits of liability of such commercial general liability insurance shall be increased every 3 years of the Term of this Lease to an amount reasonably required by Landlord.

1.3 Commercial Automobile Liability covering all owned, hired and non-owned automobiles with a limit of liability of not less than $2,000,000 per accident.

1.4 Worker’s compensation, in statutory amounts and employers liability with limits of $1,000,000 per person and accident, covering all persons employed in connection with any work done in, on or about the Premises for which claims for death, bodily injury or illness could be asserted against Landlord, Tenant or the Premises.

1.5 Umbrella liability insurance on an occurrence basis, with minimum limits of not less than $3,000,000 per occurrence and annual aggregate limit, in excess of and following the form of the underlying insurance described in Sections 1.2, 1.3, and 1.4 above, which is at least as broad as each and every area of the underlying policies. Such umbrella liability insurance shall include pay on behalf of wording, concurrency of effective dates with primary policies, blanket contractual liability, and application of primary policy aggregates, and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance, subject to customary commercially reasonable deductible amounts imposed on umbrella policies. The amounts of insurance required in Sections 1.2 and 1.3 above may be satisfied by purchasing coverage for the limits specified or by any combination of underlying and umbrella limits, so long as the total amount of insurance is not less than the limits specified in each of such sections when added to the limit specified in this Section 1.5.

2. Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers that are approved by Landlord and/or Landlord’s mortgagees and are authorized to do business in Washington state and rated not less than A III in the most recent version of Best’s Key Rating Guide; (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds thereunder, all as their respective interests may appear (excluding worker’s compensation and employer liability); (d) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (e) contain an endorsement that the insurer waives its right to subrogation as described in Section 14.7 of the Lease; (f) require the insurer to notify Landlord and any other additional insureds in writing not less than 30 days prior to any material adverse change, reduction in coverage, cancellation or other termination thereof. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 1 above, certificates from the insurers evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 2. The certificates shall be on ACORD Form 27 for property insurance, and ACORD Form 27 modified for liability insurance, or their equivalent. In the alternative to those certificates, copies of the policies may be furnished. Tenant shall cause replacement certificates to be delivered to Landlord not less than 10 days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the times specified herein, Tenant shall be deemed to be in material default under this Lease without the benefit of any additional notice or cure period provided in this Lease, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

3. Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) increase the costs of any insurance policy maintained by Landlord with respect to the Building or the Property. If Tenant’s occupancy or conduct of its business in or on the Premises results in any increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, as demonstrated by Landlord, Tenant shall pay such increase as Additional Rent within 30 days after being billed therefor by Landlord plus verification documents. If any insurance coverage carried by Landlord with respect to the Building or the Property shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, and if Tenant fails to remedy such condition within 5 business days after notice thereof, Tenant shall be deemed to be in default under this Lease, without the benefit of any additional notice or cure period specified in this Lease, and Landlord shall have all remedies provided in this Lease, or at law or in equity, including without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

EXHIBIT D

Parent Guaranty

To

IIT 1905 RAYMOND AVENUE LLC, and its successors and assigns

c/o Industrial Income Trust

518 17th Street, Suite 1700

Denver, CO 80202

Attn: Tom McGonagle, Chief Financial Officer

(“Landlord”)

Corporate Guarantee

We,

Deutsche Post AG

Headquarters

53250 Bonn

Germany,

hold a 100% interest indirectly in

AIR EXPRESS INTERNATIONAL USA, INC., an Ohio corporation dba DHL GLOBAL FORWARDING

(“Tenant”)

DHL Global Forwarding

1210 South Pine Island Road

Plantation, Florida 33324

Attn: Suite 200 Real Estate

and accept liability for any debts resulting from that certain lease agreement dated                 , 2010 and entered into by and between Tenant and Landlord for approximately 126,660 square feet of warehouse and office space located at 1905 Raymond Avenue SW, Renton, WA (the “Lease”). The term of the Lease will commence on the Commencement Date and expire on October 31, 2020. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Lease concluded between Landlord and Tenant.

We herewith irrevocably and unconditionally guarantee to pay to you on your first demand, all amounts due under the above mentioned Lease up to $11,095,133.00 (the “Aggregate Maximum Guaranteed Amount”).

Any demand under this guarantee must be notified in writing to:

Deutsche Post AG

Headquarters

Attn: Head of Corporate Finanace

53250 Bonn

Germany

and accompanied by Landlord’s written confirmation that Tenant has failed to pay the amount which is subject to such demand under the Lease, together with written notice(s) to Tenant required under the Lease.

On each anniversary of the signature date of this guarantee the Aggregate Maximum Guaranteed Amount shall be reduced by:

Year 1 - $1,013,280.00

Year 2 - $1,033,545.60

Year 3 - $1,054,216.51

Year 4 - $1,075,300.84

Year 5 - $1,096,806.86

Year 6 - $1,118,743.00

Year 7 - $1,141,117.86

Year 8 - $1,163,940.21

Year 9 - $1,187,219.02

Year 10 - $1,210,963.40

This corporate guarantee is valid until the earlier of:

a.	The date on which the Guaranteed Obligations are paid or satisfied in full; or

b.	90 days after the date on which the Lease expires or is terminated; or

c.	January 31, 2021.

whereupon the Guarantor’s obligations and liabilities under this Guarantee shall terminate absolutely, whether or not this Guarantee has been returned to the Guarantor by the Beneficiary, save in respect of any demands made upon the Guarantor under this Guarantee prior to such date and remaining unsatisfied.

Guarantor may not transfer or assign any of its respective rights or obligations under this Guarantee without the prior written consent of the Beneficiary. Beneficiary may transfer or assign this Guarantee to any entity that purchases the property set forth and becomes new landlord under the Lease without the Guarantor’s consent.

Beneficiary may, without notice to Guarantor, modify or otherwise change or alter the terms and conditions of the Lease.

In the event Tenant fails during the term of this Lease to pay any rent, additional rent or other payments when due, Guarantor, upon demand of Beneficiary, shall make such payments as if they constituted the direct and primary obligations of Guarantor; and such obligations of Guarantor shall be due with attorneys’ fees and all costs of litigation and without relief from valuation or appraisement laws.

The rights and obligations created by this Guarantee shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of Guarantor and Beneficiary.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. In the event of any dispute with regard to this Guaranty, the parties agree that the jurisdiction and venue shall lie in the courts of New York County in the State of New York.

Bonn, dated .

DEUTSCHE POST AG

By:
authorized person

By:
authorized person